Filed Pursuant to Rule 424(b)(5)
Registration No. 333-179888-01

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell these securities and neither is soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED MARCH 21, 2012

Prospectus Supplement

(To Prospectus dated March 2, 2012)

$

Qwest Corporation

                    % Notes due 20

Qwest Corporation is offering $             of     % Notes due             , 20     pursuant to this prospectus supplement. We will pay interest on the Notes quarterly in arrears on             ,             ,              and              of each year, beginning             , 2012. We may redeem the Notes, in whole or in part, at any time on and after             , 20     at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. The Notes will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof.

We intend to apply to list the Notes on the New York Stock Exchange and, if the application is approved, expect trading in the Notes on the New York Stock Exchange to begin within 30 days after the Notes are first issued.

The Notes will be our senior unsecured obligations and will rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt.

Investing in our Notes involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement to read about certain risks you should consider before investing in the Notes.

	Price to Public (1)		Underwriting Discount (2)		Net Proceeds to Qwest Corporation (3)

Per Note		%		%		%

Total (4)	$		$		$

(1)	Plus accrued interest, if any, from , 2012, if settlement occurs after that date.
(2)	An underwriting discount of $ per Note (or up to $ for all Notes) will be deducted from the proceeds paid to us by the underwriters. However, the underwriting discount will be $ per Note for sales to certain institutions. As a result of sales to certain institutions, the total underwriting discount and the total proceeds to us (after deducting such discount) will equal $ and $ , respectively, assuming no exercise of the over-allotment option described below.
(3)	Excluding our expenses.
(4)	Assumes no exercise of the over-allotment option described below.

We have granted the underwriters an option to purchase up to an additional $             aggregate principal amount of Notes, at the price to public less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, societe anonyme, against payment in New York, New York on or about March     , 2012.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	UBS Investment Bank	Wells Fargo Securities

Lead Manager

RBC Capital Markets

Co-Managers

Raymond James	US Bancorp

The date of this prospectus supplement is March             , 2012.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we and CenturyLink filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process as “well-known seasoned issuers.” Under this process, the document we use to offer securities is divided into two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and also updates and supplements information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides you with a general description of the securities we may offer. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Before purchasing our Notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information” in this prospectus supplement.

You should rely solely on the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us and the documents incorporated by reference herein or therein. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us, and any document incorporated by reference herein or therein is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise provided in this prospectus supplement or the context requires otherwise, in this prospectus supplement:

•

“QC,” “we,” “us” and “our” refer to Qwest Corporation and not any of its subsidiaries (except in connection with the description of our business under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Prospectus Supplement Summary – Qwest Corporation – Business” in this prospectus supplement, where such terms refer to Qwest Corporation and its consolidated subsidiaries);

•	“QSC” refers to our direct parent company, Qwest Services Corporation, and its consolidated subsidiaries;

•	“QCII” refers to QSC’s direct parent company and our indirect parent company, Qwest Communications International Inc., and its consolidated subsidiaries;

•

“CenturyLink” refers to QCII’s direct parent company and our ultimate parent company, CenturyLink, Inc. and not any of its subsidiaries (except in connection with the description of its business under the heading “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement, where such term refers to CenturyLink, Inc. and its consolidated subsidiaries);

•	“Embarq” refers to Embarq Corporation and its subsidiaries, which CenturyLink acquired on July 1, 2009;

•	“Savvis” refers to SAVVIS, Inc. and its subsidiaries, which CenturyLink acquired on July 15, 2011; and

•	“Notes” refer to the notes being offered pursuant to this prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus supplement or the accompanying prospectus or may be incorporated in this prospectus supplement or the accompanying prospectus by reference to other documents and may include statements for periods following the completion of this offering. Forward-looking statements are all statements other than statements of historical fact, such as statements regarding our anticipated performance, prospects, financial plans, business plans, indebtedness and general economic and business conditions. Words such as “anticipates,” “may,” “can,” “plans,” “feels,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and similar expressions are intended to identify forward-looking statements.

Our forward-looking statements are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry (including those arising out of the proposed rules of the Federal Communication Commission’s October 27, 2011 order regarding intercarrier compensation and the universal service fund); CenturyLink’s ability to effectively adjust to changes in the communications industry and changes in the composition and management of our operations caused by CenturyLink’s recent acquisitions of Savvis, QCII and Embarq; CenturyLink’s ability to successfully integrate the operations of Savvis, QCII (including us) and Embarq into its operations, including the possibility that the anticipated benefits from these acquisitions cannot be fully realized in a timely manner or at all, or that integrating the acquired operations will be more difficult, disruptive or costly than anticipated; CenturyLink’s and QCII’s ability to use net operating loss carryovers in projected amounts; the effects of changes in CenturyLink’s assignment of the Savvis or QCII purchase price to identifiable assets or liabilities after the date hereof; CenturyLink’s ability to effectively manage its and our expansion opportunities, including retaining and hiring key personnel; possible changes in the demand for, or pricing of, our products and services; our ability to successfully introduce new product or service offerings on a timely and cost-effective basis; our continued access to credit markets on favorable terms; our ability to collect our receivables from financially troubled communications companies; any adverse developments in legal proceedings involving CenturyLink or its subsidiaries; unanticipated increases or other changes in the future cash requirements of CenturyLink or us, whether caused by unanticipated increases in capital expenditures, pension contributions or otherwise; our ability to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; the effects of adverse weather; other risks referenced from time to time in this prospectus supplement or other of our filings with the SEC; and the effects of more general factors such as changes in interest rates, in tax rates, in accounting policies or practices, in operating, medical, pension or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties related to our business are described in greater detail in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, incorporated by reference into this prospectus supplement and the accompanying prospectus, as updated and supplemented by our subsequent SEC reports.

You should be aware that new factors impacting our actual results may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of the document in which they appear. Except for meeting our ongoing obligations under the federal securities laws, we undertake no obligation to update or revise our forward-looking statements for any reason.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the SEC. You may read and copy that information at the Public Reference Room of the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, including the exhibits and schedules thereto, as well as reports and other information about us.

We are “incorporating by reference” into this prospectus supplement specific documents that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents, which are considered part of this prospectus supplement and the accompanying prospectus. We also incorporate by reference any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination or completion of the offering of all of the securities covered by this prospectus supplement. This prospectus supplement and accompanying prospectus are part of a registration statement filed with the SEC, which may contain additional information that you might find important.

We are “incorporating by reference” into this prospectus supplement the following documents filed with the SEC by us; provided, however, we are not incorporating by reference any documents or portions of documents “furnished” but not “filed” for purposes of the Exchange Act:

Qwest Corporation Filings	Applicable Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2011

We will provide to each person to whom this prospectus supplement and the accompanying prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You can request copies of such documents if you call or write us at the following address or telephone number: Qwest Corporation, 100 CenturyLink Drive, Monroe, Louisiana 71203, Attention: Investor Relations, or by telephoning us at (318) 388-9000.

Each of this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein or therein may contain summary descriptions of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by this prospectus supplement. These summary descriptions do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements to which they relate. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Information appearing in this prospectus supplement, the accompanying prospectus or in any particular document incorporated herein or therein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements appearing in all of the documents incorporated by reference herein and therein and should be read together therewith. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes such statement.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary does not contain all of the information you should consider before investing in the Notes and is qualified in its entirety by reference to the more detailed information and consolidated historical financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus as well as the materials filed with the SEC that are considered to be part of this prospectus supplement and the accompanying prospectus. Before making an investment decision, you should read this prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” in this prospectus supplement and the documents incorporated by reference herein and therein.

Qwest Corporation

Business

We are an integrated communications company engaged primarily in providing an array of communications services to our residential, business, governmental and wholesale customers, including local voice, network access, private line (including special access), broadband, data and video services. In certain local and regional markets, we also provide fiber transport and other telecommunications services to competitive local exchange carriers. As of December 31, 2011, we operated approximately 8.5 million access lines in 14 states principally in the western United States, and served approximately 3.1 million broadband subscribers.

We were incorporated in 1911 under the laws of the state of Colorado. Since CenturyLink’s acquisition of QCII on April 1, 2011, we have operated as an indirect wholly-owned subsidiary of CenturyLink. Our principal executive office is located at 100 CenturyLink Drive, Monroe, Louisiana 71203 and our telephone number is (318) 388-9000. Our website is located at www.centurylink.com. The information set forth on our website is not part of this prospectus supplement or the accompanying prospectus.

Corporate Structure of Our Parent Company

The following chart illustrates the corporate structure and debt capitalization of CenturyLink and certain of its principal consolidated subsidiaries as of March 1, 2012. This chart (i) is provided for illustrative purposes only and has not been prepared in accordance with U.S. generally accepted accounting principles, (ii) reflects the face value of total current and long-term indebtedness for borrowed money, (iii) does not represent all legal entities of CenturyLink and its consolidated subsidiaries or all obligations of such entities and (iv) does not reflect certain guarantees among QCII, QSC and Qwest Capital Funding Inc.

(See chart on next page)

Total CenturyLink Consolidated Debt: $19.778 billion1,2,3

(as of March 1, 2012)

(1)	Excludes unamortized premiums, net of discounts, obligations under capital leases, and fair value hedge adjustments.

(2)	Excludes the impact of CenturyLink’s issuance on March 12, 2012 of $2.05 billion of its senior notes. CenturyLink expects to use the net proceeds of approximately $2.03 billion from that note issuance, together with available cash or additional borrowings under its revolving credit facility, to provide Embarq Corporation with the total funds required to complete its pending tender offer to repurchase two series of its outstanding debt securities for an aggregate purchase price of up to $2.05 billion. Embarq Corporation’s tender offer is scheduled to settle on April 2, 2012. If Embarq Corporation’s tender offer is not consummated, or if there are proceeds from CenturyLink’s March 2012 note issuance remaining after consummation of such tender offer, CenturyLink intends to use the remaining net proceeds from its note issuance to repurchase or repay certain outstanding debt of it or its subsidiaries, to be determined by CenturyLink’s management, through open market purchases, additional tenders, redemptions or otherwise. As a result, CenturyLink does not believe that the effect of its March 2012 note issuance, whether or not Embarq Corporation’s tender offer is consummated, will ultimately have a material effect on its consolidated debt.

(3)	CenturyLink also maintains (i) a $1.7 billion revolving credit facility, of which $400 million can be used for letters of credit, and (ii) a $160 million uncommitted revolving letter of credit facility. As of March 1, 2012, CenturyLink had (i) $445 million of borrowings and no letters of credit outstanding under its revolving credit facility and (ii) $129 million of letters of credit outstanding under its revolving letter of credit facility. The chart above does not reflect any of these borrowings, or any letters of credit issued by CenturyLink or any of its affiliates.

(4)	As described in “Use of Proceeds” in this prospectus supplement, we intend to use the net proceeds from this offering to repurchase two series of our debt securities for an aggregate purchase price of up to $500,000,000 pursuant to the tender offer described in this prospectus supplement. For more information on our capitalization, see “Capitalization” in this prospectus supplement.

Tender Offer

On March 21, 2012, we commenced a cash tender offer, which we refer to as the “tender offer,” to repurchase our outstanding 7.625% Notes due 2015 and 8.375% Notes due 2016 for an aggregate purchase price of up to $500,000,000 as a means to extend the average maturity and reduce the average weighted interest rate of our outstanding indebtedness. We expect to use the net proceeds from this offering, together with available cash or borrowings available to us under CenturyLink’s revolving credit facility, to provide the total amount of funds required to complete the tender offer, including the payment of interest on the debt securities purchased thereunder and all related fees and expenses.

The tender offer will expire at 12:00 midnight, New York City time, on April 17, 2012, unless extended. The tender offer is not conditioned upon any minimum amount of debt securities being tendered, and, subject to applicable law, we may, in our sole discretion, increase or decrease the aggregate amount of debt securities subject to the tender offer. The tender offer is subject to the satisfaction or waiver of certain conditions, including our completion of this offering (or another debt financing transaction) in an amount sufficient, together with available cash or additional borrowings available to us under CenturyLink’s revolving credit facility not to exceed $250 million, to fund all amounts required to complete the tender offer. The tender offer is being made solely on the terms and subject to the conditions set forth in the offer to purchase, dated March 21, 2012, relating to the tender offer (the “Offer to Purchase”). We cannot assure you that the tender offer will be consummated in accordance with its terms, or at all, or that a significant principal amount of the debt securities subject to the tender offer will be tendered and purchased thereunder. This offering is not conditioned upon the consummation of the tender offer. The joint book-running managers for this offering are also acting as dealer managers in connection with the tender offer.

We expect to record a charge to our net income in the second quarter of 2012 relating to the premiums that we expect to pay to tendering holders of our debt securities and estimated costs associated with the tender offer. This charge may be material.

Neither this prospectus supplement nor the accompanying prospectus is an offer to purchase the debt securities subject to the tender offer.

For additional information on the tender offer, see “Use of Proceeds” in this prospectus supplement and the Current Report on Form 8-K that we expect to file with the SEC on March 21, 2012.

The Offering

Issuer	Qwest Corporation, a Colorado corporation.

Notes	$ of % Notes due 20 issued in minimum denominations of $25 and integral multiples of $25 in excess thereof.

Maturity Date	The Notes will mature on , 20 .

Interest Rate	The Notes will bear interest from , 2012 at the rate of % per year, payable quarterly in arrears.

Interest Payment Dates	, , and of each year, beginning , 2012.

Optional Redemption	We may redeem the Notes, in whole or in part, at any time on and after , 20 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date.

No Security	None of our obligations under the Notes will be secured by collateral or guaranteed by CenturyLink, any of our other affiliates or any other persons.

Covenants	The indenture governing the Notes contains certain restrictions on our ability to create liens and to merge, consolidate or sell all or substantially all of our assets, subject to a number of important qualifications and limitations. See “Description of Debt Securities of QC—Merger and Consolidation” and “—Limitation on Liens” in the accompanying prospectus.

Ranking	The Notes will be our senior unsecured obligations. The Notes will rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt. As of December 31, 2011, we owed approximately $7.8 billion under unsecured and unsubordinated debt securities that would have ranked equally with the Notes. For additional information, see “Capitalization” in this prospectus supplement.

Use of Proceeds	We expect to receive net proceeds from the sale of the Notes in this offering of approximately $ , after deducting underwriting discounts and our estimated expenses and assuming the underwriters do not exercise their over-allotment option. We anticipate using these net proceeds, together with available cash or additional borrowings available to us under CenturyLink’s revolving credit facility, to repurchase two series of our debt securities for an aggregate purchase price of up to $500,000,000 pursuant to the tender offer. For additional information, see “—Tender Offer” and “Use of Proceeds” in this prospectus supplement.

Listing	We intend to apply to list the Notes on the New York Stock Exchange and, if the application is approved, expect trading in the Notes on the New York Stock Exchange to begin within 30 days after the Notes are first issued.

Governing Law	New York.

Trustee, Registrar and Paying Agent	U.S. Bank National Association.

Risk Factors	Investing in the Notes involves risks. Before deciding whether to invest in the Notes, you should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-11, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Summary Historical Consolidated Financial Information

The following table sets forth our summary historical consolidated financial information. Since CenturyLink’s April 1, 2011 acquisition of QCII, we have operated as an indirect wholly-owned subsidiary of CenturyLink. In accordance with applicable SEC rules, CenturyLink has elected to “push down” its accounting of the QCII acquisition to our consolidated financial statements. Consequently, even though the acquisition did not change our status as a distinct and continuing legal entity, our consolidated financial information for the portion of 2011 after the acquisition (referred to below as the “Successor” period) is presented on a different cost basis than, and is therefore not comparable to, our consolidated financial information for the periods before the acquisition (referred to below as the “Predecessor” periods). All of the summary statement of operations data and balance sheet data appearing in the table below are derived from our consolidated financial statements, which have been audited by KPMG LLP, an independent registered public accounting firm. The consolidated financial statements as of December 31, 2011 (Successor date) and December 31, 2010 (Predecessor date) and for the period from April 1, 2011 to December 31, 2011 (Successor period) and for the period from January 1, 2011 to March 31, 2011 and each of the years in the two-year period ending December 31, 2010 (Predecessor periods), and the report thereon, are incorporated herein by reference. KPMG LLP’s report on these consolidated financial statements refers to the acquisition of all of the outstanding stock of QC’s indirect parent, QCII, by CenturyLink effective April 1, 2011, and states that the consolidated financial information of QC after the acquisition are not comparable to periods before the acquisition. The following information should be read together with our consolidated financial statements, the notes related thereto and management’s related discussion and analysis of our financial condition and results of operations, all of which are contained in our reports filed with the SEC and incorporated herein by reference. See “Where You Can Find More Information” in this prospectus supplement.

	Successor	Predecessor
	As of and for the nine months ended December 31, 2011	For the three months ended March 31, 2011	As of and for the year ended December 31,
			2010	2009	2008	2007
		(Dollars in millions)
Statement of Operations Data
Operating revenues	$6,635	$2,268	$9,271	$9,731	$10,388	$10,691
Operating expenses	5,436	1,630	6,788	7,169	7,525	7,631
Income before income tax expense	892	490	1,873	1,921	2,267	2,440
Net income(1)	543	299	1,082	1,197	1,438	1,527

Balance Sheet Data
Total assets	$24,932		$12,570	$13,997	$14,252	$15,416
Total debt(2)	8,325		8,012	8,386	7,588	7,911
Total stockholder’s equity (deficit)	9,887		(831)	312	786	1,370

Other Financial Data
Net cash provided by operating activities	$2,201	$869	$3,235	$3,167	$3,479	$3,670
Net cash used in investing activities	1,191	335	1,256	1,100	1,402	1,254
Net cash used in financing activities	1,208	525	2,801	1,286	2,136	2,400
Payments for property, plant and equipment and capitalized software	1,036	341	1,240	1,106	1,404	1,270
Ratio of earnings to fixed charges(3)	3.6	3.9	3.7	3.7	4.4	4.6

(1)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of unusual items affecting the results for 2011 and 2010. Results for 2007 were impacted by the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (included in Accounting Standards Codification 740), which was effective for us on January 1, 2007.

(2)	Total debt is the sum of current maturities of long-term debt and long-term debt reflected in our consolidated balance sheets. For information on our total obligations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Future Contractual Obligations” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2011.

(3)	For information on how we calculate our ratio of earnings to fixed charges, see Exhibit 12 to our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated herein by reference, and “Ratio of Earnings to Fixed Charges – QC” in the accompanying prospectus.

RISK FACTORS

Before purchasing the Notes, you should carefully consider the risks described below and the risks disclosed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risk Factors Relating to the Notes

We and our affiliates have a significant amount of indebtedness, which could adversely affect our financial performance and impact our ability to make payments on the Notes.

The degree to which we, together with CenturyLink and its other subsidiaries, are leveraged could have important consequences to the holders of the Notes. See “Capitalization.” For example, it:

•

may limit our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes, particularly if the ratings assigned to our debt securities by nationally recognized credit rating organizations (“credit ratings”) are revised downward;

•

will require us to dedicate a substantial portion of our cash flow from operations to the payment of interest and principal on our debt, reducing the funds available to us for other purposes including expansion through acquisitions, capital expenditures, marketing spending and expansion of our business;

•	may limit our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to our competitors; and

•	may put us at a competitive disadvantage to some of our competitors that are not as leveraged.

As of December 31, 2011, we owed approximately $7.8 billion under unsecured and unsubordinated debt securities that would have ranked equally with the Notes. For additional information, see “Capitalization” in this prospectus supplement.

Our financial performance and other factors could adversely impact our ability to make payments on the Notes.

Our ability to make scheduled payments or to refinance our obligations with respect to our indebtedness (including the Notes) will depend on our financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and other factors beyond our control. Approximately $1.35 billion aggregate principal amount of our debt securities (including the 7.625% Notes due 2015, which we are offering to repurchase in the tender offer with the net proceeds from this offering, subject to the terms and conditions set forth in the Offer to Purchase) come due over the next three years. While we currently believe we will have the financial resources to meet our obligations when they become due, we cannot fully anticipate our future performance or financial condition, or the future condition of the credit markets or the economy generally.

Other than certain covenants limiting liens and certain corporate transactions, the Notes will not contain restrictive covenants, and there is no protection in the event of a change of control or a highly leveraged transaction.

The indenture governing the Notes does not contain restrictive covenants that would protect you from many kinds of transactions that may adversely affect you. The indenture does not contain provisions that permit the holders of the Notes to require us to repurchase the Notes in the event of a change of control of QC, recapitalization or similar transaction. In addition, the indenture does not contain covenants limiting any of the following:

•	the payment of dividends and certain other payments by us and our subsidiaries;

•	the incurrence of additional indebtedness by us or our subsidiaries;

•	the issuance of stock of our subsidiaries;

•	our ability and our subsidiaries’ ability to enter into sale/leaseback transactions;

•	our creation of restrictions on the ability of our subsidiaries to make payments to us;

•	our ability to engage in asset sales; and

•	our ability or our subsidiaries’ ability to enter into certain transactions with affiliates.

As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or the credit ratings of our debt securities, or otherwise adversely affect the holders of the Notes.

CenturyLink has cash management arrangements with certain of its subsidiaries, including us, which results in substantial portions of our cash being transferred regularly to CenturyLink. Although we receive matching receivables from CenturyLink in exchange for these transfers, these arrangements expose us to the risk of nonpayment of such receivables by CenturyLink.

An active trading market may not develop for the Notes, which could adversely affect the price of the Notes in the secondary market and your ability to resell the Notes should you desire to do so.

The Notes are a new issue of securities and there is no established trading market for the Notes. Although we intend to apply for listing of the Notes on the New York Stock Exchange, we cannot make any assurance as to:

•	the development of an active trading market;

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their Notes; or

•	the price at which the holders would be able to sell their Notes.

If a trading market were to develop, the future trading prices of the Notes will depend on many factors, including prevailing interest rates, the credit ratings of our debt securities, the market for similar securities, the overall condition of the financial markets, and our operating performance and financial condition. If a trading market develops, there is no assurance that it will continue.

An increase in market interest rates could result in a decrease in the relative value of the Notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase these Notes and market interest rates increase, the market values of the Notes may decline. We cannot predict the future level of market interest rates.

Ratings of the Notes may not reflect all risks of an investment in the Notes, and changes in these ratings could adversely affect the market price of the Notes.

We expect that the Notes will be rated by at least one nationally recognized credit rating organization. A debt rating is not a recommendation to purchase, sell or hold the Notes. These ratings are not intended to correspond to market price or suitability for a particular investor. Additionally, ratings may be lowered or withdrawn in their entirety at any time. Any actual or anticipated downgrade or withdrawal of a rating by a rating agency governing the Notes could have an adverse effect on the trading prices or liquidity of the Notes.

Redemption may adversely affect your return on the Notes.

We have the right to redeem some or all of the Notes prior to maturity, as described under “Description of the Notes—Redemption and Repayment.” We may redeem the Notes at times when prevailing interest rates may be relatively low compared to rates at the time of issuance of the Notes. Under these circumstances, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Notes.

Risk Factors Relating to Our Business, Our Regulatory Environment and Our Liquidity

We face competitive, technological, regulatory, financial and other risks (including risks posed by the high debt levels of our affiliates), many of which are described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference herein.

USE OF PROCEEDS

Our net proceeds from the sale of the Notes offered hereby are expected to be approximately $            , after deducting underwriting discounts and our estimated expenses and assuming the underwriters do not exercise their over-allotment option.

On March 21, 2012, we commenced a tender offer to repurchase two series of our outstanding debt securities for an aggregate purchase price of up to $500,000,000 as a means to extend the average maturity and reduce the average weighted interest rate of our outstanding indebtedness. We expect to use the net proceeds from this offering, together with available cash or additional borrowings available to us under CenturyLink’s revolving credit facility, to provide the total amount of funds required to complete the tender offer, including the payment of all accrued and unpaid interest payable on the debt securities purchased thereunder and all related fees and expenses.

Pursuant to the tender offer, we have offered to purchase (i) our 8.375% Notes due 2016 (currently outstanding in the aggregate principal amount of $811 million) and (ii) our 7.625% Notes due 2015 (currently outstanding in the aggregate principal amount of $400 million) for an aggregate purchase price of up to $500,000,000, with acceptance priority given first to our 8.375% Notes due 2016 (subject to a maximum of $330 million aggregate principal amount of these notes being accepted for purchase) and second to our 7.625% Notes due 2015.

The full tender offer consideration payable for each $1,000 principal amount of debt securities validly tendered and not validly withdrawn in the tender offer on or before 5:00 p.m., New York City time, on April 3, 2012 (unless extended), and accepted for purchase, will be determined as described in the Offer to Purchase based on the present value of future payments on the applicable series of debt securities discounted to the anticipated settlement date at a discount rate equal to the sum of the yield to maturity for the applicable reference security, based on the bid-side price of that reference security at 2:00 p.m., New York City time, on April 3, 2012, plus the applicable fixed spread, minus accrued interest up to, but not including, the anticipated settlement date. Holders of debt securities that are validly tendered in the tender offer after 5:00 p.m., New York City time, on April 3, 2012 (unless extended), and accepted for purchase, will receive the applicable full tender offer consideration minus an amount in cash equal to $30.00 for each $1,000 principal amount of debt securities. Additionally, accrued and unpaid interest will be paid on any debt securities of each series accepted for purchase up to, but not including, the settlement date. Any series of debt securities validly tendered and not validly withdrawn in the tender offer will be subject to possible proration as a result of the tender offer’s priority levels, maximum aggregate purchase price and maximum tender amount in respect of our 8.375% Notes due 2016. Subject to applicable law, we may, in our sole discretion, increase or decrease the aggregate amount of debt securities subject to the tender offer.

Due to the structure of and contingencies relating to the tender offer and our ability to increase or decrease the amount of debt securities subject thereto, we cannot predict the exact principal amount of debt securities, if any, that we will repurchase in the tender offer or that will remain outstanding following the completion of the tender offer. The tender offer is being made solely pursuant to, and subject to the conditions set forth in, the Offer to Purchase. The tender offer is subject to the satisfaction or waiver of certain conditions set forth in the Offer to Purchase, and, therefore, we cannot assure you that the tender offer will be consummated in accordance with its terms, or at all, or that a significant principal amount of our debt securities will be tendered and purchased thereunder. This offering is not conditioned upon the consummation of the tender offer.

If the tender offer is not consummated, or if there are net proceeds from this offering remaining after consummation of the tender offer (which will largely depend on the principal amount of debt securities repurchased in the tender offer), we intend to use the remaining net proceeds from this offering to repurchase or repay certain of our outstanding debt securities, to be determined by management, through open market purchases, additional tenders, redemptions or otherwise. Our management will determine the allocation and timing of the application of such remaining net proceeds in light of market conditions and other relevant factors. If circumstances warrant, we may engage in additional debt tenders, redemptions or other transactions intended to refinance or reduce our existing indebtedness.

Pending final use, we expect to invest the net proceeds from this offering in short-term investment grade, interest-bearing securities.

Affiliates of certain of the underwriters are lenders under CenturyLink’s existing $1.7 billion revolving credit facility, and the joint book-running managers for this offering are acting as dealer managers in connection with the tender offer. Certain of the underwriters and their affiliates may own a portion of our debt securities subject to the tender offer and may, therefore, receive a portion of the net proceeds from this offering.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2011. You should read the following table in conjunction with “Use of Proceeds” in this prospectus supplement and our consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

As of December 31, 2011
(unaudited; in millions)
Cash and cash equivalents(1)	$3

Long-term debt(2):
Unsecured notes and debentures	$7,829
Unamortized premiums, net of discounts	320
Capital lease and other obligations	176

Total long-term debt	8,325
Total stockholder’s equity	9,887

Total capitalization	$18,212

(1)	Shortly after CenturyLink’s April 1, 2011 acquisition of QCII, we entered into a cash management arrangement with CenturyLink, under which a substantial portion of our cash is transferred regularly to CenturyLink in exchange for matching receivables. For more information, see “Risk Factors—Risk Factors Relating to the Notes—Other than certain covenants limiting liens and certain corporate transactions, the Notes will not contain restrictive covenants, and there is no protection in the event of a change of control or a highly leveraged transaction” in this prospectus supplement.

(2)	We expect to use the net proceeds from this offering, together with available cash or additional borrowings available to us under CenturyLink’s revolving credit facility, to provide the total amount of funds required to complete the tender offer, including the payment of interest on the debt securities purchased thereunder and all related fees and expenses. If the tender offer is not consummated, or if there are net proceeds from this offering remaining after consummation of the tender offer, we intend to use the remaining net proceeds from this offering to repurchase or repay certain of our outstanding debt securities, to be determined by management, through open market purchases, additional tenders, redemptions or otherwise. As a result, we do not believe that the effect of this offering, whether or not the tender offer is consummated, will ultimately have a material effect on our consolidated capitalization. For additional information, see “Use of Proceeds” in this prospectus supplement.

MANAGEMENT

Below you can find information about our current directors and executive officers:

Name	Age	Position
Glen F. Post, III	59	Chief Executive Officer and President
Karen A. Puckett	51	Executive Vice President and Chief Operating Officer
R. Stewart Ewing, Jr.	60	Executive Vice President, Chief Financial Officer and a Director
Stacey W. Goff	46	Executive Vice President, General Counsel and a Director
Dennis G. Huber	52	Executive Vice President—Network Services
William E. Cheek	56	President—Wholesale Operations
David D. Cole	54	Senior Vice President—Controller and Operations Support

Glen F. Post, III, has served as our Chief Executive Officer and President since April 1, 2011. Mr. Post has served as Chief Executive Officer of CenturyLink since 1992, and President of CenturyLink since July 1, 2009 (and from 1990 to 2002). Mr. Post also served as Chairman of the Board of CenturyLink from June 2002 until June 2009, Vice Chairman of the Board of CenturyLink between 1993 and 2002 and held various other positions at CenturyLink between 1976 and 1993, most notably Treasurer, Chief Financial Officer and Chief Operating Officer. Mr. Post received both his Bachelor’s Degree and Master’s Degree in Business Administration from Louisiana Tech University.

Karen A. Puckett, has served as our Executive Vice President and Chief Operating Officer since April 1, 2011. Ms. Puckett has served as CenturyLink’s Executive Vice President and Chief Operating Officer since July 2009, and President and Chief Operating Officer of CenturyLink from September 2002 until July 2009. Ms. Puckett holds her Bachelor’s Degree from Indiana State University and a Master’s Degree in Business Administration from Bellarmine College.

R. Stewart Ewing, Jr. has served as our Executive Vice President and Chief Financial Officer and a member of our Board of Directors since April 1, 2011. Mr. Ewing has served as CenturyLink’s Executive Vice President and Chief Financial Officer since 1999. Mr. Ewing received his Bachelor’s Degree from Northwestern State University.

Stacey W. Goff has served as our Executive Vice President and General Counsel and a member of our Board of Directors since April 1, 2011. Mr. Goff has served as CenturyLink’s Executive Vice President, General Counsel and Secretary since July 1, 2009, and Senior Vice President, General Counsel and Secretary of CenturyLink prior to then. Mr. Goff holds his Bachelor’s Degree from Mississippi State University and his Juris Doctorate from the University of Mississippi.

Dennis G. Huber has served as our Executive Vice President—Network Services since April 1, 2011. Mr. Huber has served as CenturyLink’s Executive Vice President—Network Services since July 1, 2009 (excluding the four-month period between May 2010 and September 2010) and held various executive positions at Embarq and its predecessor companies from January 2003 through July 1, 2009. Mr. Huber received both his Bachelor’s Degree and Master’s Degree from Rockhurst University.

William E. Cheek has served as our President—Wholesale Operations since April 1, 2011. Mr. Cheek has served as CenturyLink’s President—Wholesale Operations since July 1, 2009. Previously, Mr. Cheek served President—Wholesale Markets for Embarq from May 2006 until July 2009. Mr. Cheek received his Bachelor’s Degree from Hendrix College.

David D. Cole has served as our Senior Vice President—Controller and Operations Support since April 1, 2011; Mr. Cole has served as CenturyLink’s Senior Vice President—Operations Support since 1999, and as Controller of CenturyLink since April 1, 2011. Mr. Cole holds both his Bachelor’s Degree and Master’s Degree in Business Administration from University of Louisiana at Monroe, Louisiana.

DESCRIPTION OF THE NOTES

The following description of the Notes is only a summary and is not intended to be comprehensive. This description should be read together with the description set forth in the accompanying prospectus under the heading “Description of Debt Securities of QC.” We have filed the Indenture referred to below as an exhibit to the registration statement referred to under the caption “About This Prospectus Supplement”, and you may obtain a copy of it by following the directions described therein. Our description of the Notes below is qualified by reference to such Indenture, which we urge you to read.

General

Subject to the discussion in this prospectus supplement, the Notes:

•

will be issued as a separate series of senior debt securities under an indenture, dated as of October 15, 1999, between Qwest Corporation (formerly named U.S. WEST Communications, Inc.), as issuer, and Bank of New York Trust Company, National Association (as successor in interest to Bank One Trust Company), as previously amended or supplemented from time to time, and as will be supplemented by the tenth supplemental indenture thereto establishing the terms of the Notes between Qwest Corporation, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”) (as amended and supplemented, the “Indenture”),

•	will mature on , 20 ,

•	will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof,

•

will be redeemable at our option, in whole or in part, at any time on and after ,              20    , at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date as described under “—Redemption and Repayment” below, and

•	are expected to be listed on the New York Stock Exchange.

As a newly-issued series of our debt securities, the Notes will be limited initially to $             aggregate principal amount (assuming no exercise of the over-allotment option described herein). We may, without the consent of the holders of the Notes, issue additional notes having the same ranking and the same stated maturity date and other terms as these Notes (except the issue price and issue date). Any such additional notes, together with the Notes offered by this prospectus supplement, would constitute a single series of debt securities under the Indenture.

None of CenturyLink, any of our other affiliates, or any other person has guaranteed the payment of principal, premium, if any, or interest on the Notes or has any other obligation in connection with the Notes.

We or our affiliates may from time to time repurchase any of our outstanding Notes offered hereunder by tender, in the open market or by private agreements.

Ranking

The Notes will be our senior unsecured obligations. The Notes will rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt. The Indenture does not limit the aggregate principal amount of senior debt securities that we may issue thereunder and provides that debt securities may be issued thereunder from time to time in one or more series. As of December 31, 2011, we owed approximately $7.8 billion under unsecured and unsubordinated debt securities that would have ranked equally with the Notes, most of which was issued under the Indenture. For more information, see “Capitalization” in this prospectus supplement.

Quarterly Payments

Interest on the Notes will accrue from March     , 2012 at a rate of     % per year and will be payable quarterly in arrears on             ,             ,              and              of each year (each, an “Interest Payment Date”), beginning             , 2012. On each Interest Payment Date, interest will be paid to the persons in whose names the Notes were registered as of the record date. With respect to any Interest Payment Date arising while the Notes remain in book-entry form, the record date will be one business day prior to the relevant Interest Payment Date.

The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year. The amount of interest payable for any period shorter than a full quarterly interest period will be computed on the basis of the number of days elapsed in a 90-day quarter of three 30-day months. If any Interest Payment Date is a legal holiday in New York, New York, the required payment will be made on the next succeeding day that is not a legal holiday as if it were made on the date such payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date to such next succeeding day. “Legal holiday” means a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

Redemption and Repayment

The Notes will be redeemable at our option, in whole or in part, at any time on and after             , 20     upon not less than 15 nor more than 60 days notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date.

Additionally, we may at any time repurchase the Notes at any price in the open market and may hold, resell or surrender such Notes to the Trustee for cancellation. You will not have the right to require us to repay the Notes prior to maturity. We are not required to establish a sinking fund to retire the Notes prior to maturity.

Trading Characteristics

We expect the Notes to trade at a price that takes into account the value, if any, of accrued and unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the Notes that is not included in their trading price. Any portion of the trading price of a Note that is attributable to accrued and unpaid interest will be treated as a payment of interest for U.S. federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Notes. See “Material United States Federal Income Tax Consequences” in this prospectus supplement.

Global Notes and Book-Entry System

The Notes will:

•	be issued in book-entry form in denominations of $25 and integral multiples of $25 in excess thereof,

•	be represented by one or more permanent global certificates in fully registered form without interest coupons, and

•	be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co. or another nominee designated by DTC.

Holders of Notes may elect to hold interests in a global Note through DTC, Clearstream Banking, societe anonyme (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on DTC’s books.

Individual certificates in respect of the Notes will not be issued to holders of beneficial interests therein, except in limited circumstances. If (1) we elect to terminate using the book-entry system, (2) an event of default has occurred and is continuing with respect to the Notes, or (3) DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the registered global notes or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after receiving that notice from DTC or upon becoming aware that DTC is no longer so registered, then we will issue or cause to be issued individual certificates in registered form upon transfer of, or in exchange for, book-entry interests in the Notes represented by registered global notes upon delivery of those registered global notes for cancellation.

For additional information on DTC, Clearstream, Euroclear and applicable global clearance and settlement procedures, please see “Form of Securities” in the accompanying prospectus.

Covenants

Other than as described in the accompanying prospectus under the headings “Description of Debt Securities of QC—Limitation on Liens,” and “—Merger and Consolidation”, the Indenture does not contain any provisions that would limit the ability of QC to incur indebtedness or that would afford holders of Notes protection in the event of a sudden and significant decline in the credit quality of QC or a takeover, change of control, recapitalization or highly leveraged or similar transaction involving QC. Accordingly, QC could in the future enter into transactions that could increase the amount of its indebtedness or otherwise adversely affect QC’s capital structure or credit rating. See “Risk Factors—Risk Factors Relating to the Notes—Other than certain covenants limiting liens and certain corporate transactions, the Notes will not contain restrictive covenants, and there is no protection in the event of a change of control or a highly leveraged transaction” in this prospectus supplement.

Supplemental Information Regarding the Trustee

QC and certain of its affiliates maintain banking and other business relationships in the ordinary course of business with U.S. Bank National Association. In addition, U.S. Bank National Association and certain of its affiliates serve as trustee, authenticating agent, or paying agent with respect to certain other debt securities of QC and its affiliates. For additional information on the trustee, see “Description of Debt Securities of QC—Concerning the Trustee” in the accompanying prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all potential tax considerations. This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing regulations under the Code, published rulings and court decisions, all as currently in effect on the date hereof. These laws and interpretations are subject to change, possibly on a retroactive basis. No assurance can be given that the Internal Revenue Service (“IRS”) will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

Unless otherwise stated, this summary deals only with Notes held as capital assets within the meaning of Section 1221 of the Code (generally, assets held for investment) by holders that purchase Notes in this offering at the offering price. The tax treatment of a holder may vary depending on that holder’s particular situation. This summary does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, insurance companies, broker-dealers, tax-exempt organizations, certain financial institutions, real estate investment trusts, traders in securities that elect to use a mark-to-market method of accounting for its securities holdings, regulated investment companies, persons holding Notes as part of a straddle, hedge, constructive sale, conversion transaction or other integrated transaction for U.S. income tax purposes, persons holding Notes through a partnership or other pass-through entity or arrangement, U.S. holders whose functional currency is not the U.S. dollar, certain former U.S. citizens or long-term residents, persons that acquire their Notes in connection with employment or other performance of personal services, retirement plans (including individual retirement accounts and tax-deferred accounts), and persons subject to the alternative minimum tax. In addition, this summary does not address any aspects of state, local, or foreign tax laws or any U.S. federal tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular holders.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a Note, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of a Note that is a partnership and any partners in such partnership should consult their own tax advisors.

Each holder is urged to consult its own tax advisor to determine the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the Notes in the light of its own particular circumstances. This summary of the material United States federal income tax considerations is for general information only and is not tax advice.

U.S. Holders

For purposes of this summary, the term “U.S. holder” means a beneficial owner of a Note that is, for United States federal income tax purposes:

•

an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence test under Code Section 7701(b);

•

a legal entity (1) created or organized in or under the laws of the United States, any state in the United States or the District of Columbia and (2) treated as a corporation for United States federal income tax purposes;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

Stated Interest on the Notes

Generally, stated interest on a Note will be includible in a U.S. holder’s gross income and taxable as ordinary income for U.S. federal income tax purposes at the time such interest is paid or accrued in accordance with such holder’s regular method of tax accounting. It is anticipated, and the rest of this summary assumes, that the Notes will be issued without original issue discount or, if issued at a discount from the principal amount of the Notes, with an amount of discount that is less than the statutory de minimis amount.

Sale, Exchange, Redemption or Retirement of a Note

Each U.S. holder generally will recognize capital gain or loss upon a sale, exchange, redemption, retirement or other taxable disposition of a Note measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received (except to the extent that the cash or other property received in respect of a Note is attributable to the payment of accrued interest on the Note, which amount will be treated as a payment of interest) and (ii) the U.S. holder’s adjusted tax basis in the Note. The gain or loss will be long-term capital gain or loss if the Note has been held for more than one year at the time of the sale, exchange, redemption, retirement or other taxable disposition. Long-term capital gains of non-corporate holders may be eligible for reduced rates of taxation. The deductibility of capital losses by both corporate and non-corporate holders is subject to limitations. A U.S. holder’s adjusted basis in a Note generally will be the amount paid for the Note reduced by any principal payments received on the Note.

Recent Legislation – Unearned Income Medicare Contribution

Recently enacted legislation requires certain U.S. holders who are individuals, estates or trusts to pay an additional 3.8% Medicare tax on unearned income for taxable years beginning after December 31, 2012. This tax would apply to interest on and capital gains from the sale or other disposition of a Note. U.S. holders should consult their tax advisors regarding the effect, if any, of this legislation on the ownership or disposition of a Note.

Information Reporting and Backup Withholding

Information reporting will generally apply to reportable payments, including interest and principal on a Note, to U.S. holders that are not exempt recipients (such as individuals). In addition, backup withholding will apply if the U.S. holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number (“TIN”) certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to properly report the receipt of interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that the holder is not subject to backup withholding. A U.S. holder that does not provide its correct TIN also may be subject to penalties imposed by the IRS.

The current backup withholding rate is 28%. That rate is scheduled to increase to 31% beginning January 1, 2013. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder generally will be allowed as a refund or as a credit against that holder’s U.S. federal income tax liability, provided the requisite procedures are followed. U.S. holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Information reporting and backup withholding will not apply with respect to payments made to “exempt recipients” (such as corporations and tax-exempt organizations) provided, if requested, their exemptions from backup withholding are properly established.

Non-U.S. Holders

The following discussion applies to you if you are a beneficial owner of a Note other than a U.S. holder as defined above or a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes (a “non-U.S. holder”). Special rules may apply to you or your shareholders if you are a “controlled foreign corporation” or “passive foreign investment company.” You should consult your own tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you in your particular circumstances.

Payments of Interest on the Notes

Under the “portfolio interest” exemption, the 30% U.S. federal withholding tax that is generally imposed on interest from United States sources should not apply to any payment of principal or interest (including original issue discount) on the Notes, provided that:

•	you do not conduct a trade or business within the United States to which the interest is effectively connected;

•

you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of the Code and the U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the Notes is described in section 881(c)(3)(A) of the Code; and

•

you fully and properly execute an IRS Form W-8BEN (or a suitable substitute form), and certify, under penalties of perjury, that you are not a United States person; or a qualified intermediary holding the Notes on your behalf provides us with an IRS Form W-8IMY (or a suitable substitute form) that, among other things, certifies that it has determined that you are not a U.S. person.

Special certification and other rules apply to certain non-U.S. holders that are pass-through entities rather than individuals.

We do not intend to withhold on payments of interest on the Notes if the above requirements are met.

If you cannot satisfy the requirements described above, interest payments made to you on the Notes generally will be subject to the 30% United States federal withholding tax. If a treaty applies, however, you may be eligible for a reduced rate of, or exemption from, withholding. Interest payments on the Notes that are effectively connected with your conduct of a trade or business within the United States are not subject to the 30% withholding tax, but instead are generally subject to United States federal income tax, on a net income basis, as described below. In order to claim any such exemption or reduction in the 30% withholding tax, you should provide a properly executed IRS Form W-8BEN (or a suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding because they are effectively connected with your conduct of a trade or business in the United States. Such forms are available on the IRS website at www.irs.gov. You may be required to update these forms periodically. Special procedures are provided under applicable U.S. Treasury regulations for payments through qualified intermediaries or certain financial institutions that hold customers’ Notes in the ordinary course of their trade or business.

Except to the extent provided by an applicable income tax treaty, if you are engaged in a trade or business in the United States (and, if a tax treaty applies, you maintain a permanent establishment within the United States) and interest on the Notes is effectively connected with the conduct of that trade or business (and if a treaty applies, attributable to that permanent establishment), you will be subject to United States federal income tax (but not the 30% withholding tax described above) on such income on a net income basis in generally the same manner as if you were a U.S. person. In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax at a 30% rate (or such lower rate or exemption as may be specified by an applicable tax treaty), which is generally imposed on a foreign corporation on the actual and deemed repatriation from the United States of earnings and profits attributable to a United States trade or business.

Sale, Exchange, Redemption or Retirement of a Note

Any gain or income realized on the disposition of a Note generally will not be subject to United States federal income tax unless (1) that gain or income is effectively connected with your conduct of a trade or business in the United States; or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Except to the extent provided by an applicable income tax treaty, gain that is effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if you are a corporation, may also be subject to the 30% branch profits tax described above unless reduced or exempted by an applicable income tax treaty). Except to the extent provided by an applicable income tax treaty, if you are an individual present in the United States for 183 days or more in the taxable year and meet certain other conditions, then you will be subject to U.S. federal income tax at a rate of 30% on the amount by which capital gains from U.S. sources (including gains from the sale or other disposition of the Notes) exceed capital losses allocable to U.S. sources.

Information Reporting and Backup Withholding

Generally, if you are a non-U.S. holder we or our agent must report annually to you and to the IRS the amount of any payments of interest to you, your name and address, and the amount of tax withheld, if any. Copies of the information returns reporting those interest payments and amounts withheld may be available to the tax authorities in the country in which you reside under the provisions of any applicable income tax treaty or exchange of information agreement.

If you provide the applicable IRS Form W-8BEN, IRS Form W-8IMY or other applicable form, together with all appropriate attachments, signed under penalties of perjury, identifying yourself and stating that you are not a United States person, you generally will not be subject to U.S. backup withholding with respect to interest payments (provided that neither we nor our agent knows or has reason to know that you are a U.S. person or that the conditions of any other exemptions are not in fact satisfied).

Under current Treasury Regulations, payments on the sale, exchange, redemption or other taxable disposition of a note made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless you either certify your status as a non-U.S. holder under penalties of perjury on the applicable IRS Form W-8BEN, IRS Form W-8IMY or other applicable form (as described above) or otherwise establish an exemption. The payment of the proceeds on the disposition of a note by you to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting. However, the payment of proceeds on the disposition of a note to or through a non-U.S. office of a U.S. broker or a U.S. Related Person (as defined below) generally will be subject to information reporting (but not backup withholding) unless you certify your status as a non-U.S. holder under penalties of perjury or otherwise establish an exemption, or unless the broker has certain documentary evidence in its files as to your foreign status and has no actual knowledge or reason to know that you are a U.S. person or that the conditions of any other exemptions are not in fact satisfied.

For this purpose, a “U.S. Related Person” is (i) a “controlled foreign corporation” for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for a specified three-year period is derived from activities that are effectively connected with the conduct of a U.S. trade or business, (iii) a foreign partnership with certain connections to the United States, or (iv) a U.S. branch of a foreign bank or insurance company.

Backup withholding is not an additional tax and may be refunded (or credited against the holder’s U.S. federal income tax liability, if any), provided that certain required information is timely furnished to the IRS. You should consult your own tax advisor as to the application of withholding and backup withholding in your particular circumstance and your qualification for obtaining an exemption from backup withholding and information reporting under current Treasury regulations.

FATCA Withholding on Payments to Foreign Financial Entities and Other Foreign Entities

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act (generally referred to as “FATCA”), when applicable, will impose a U.S. federal withholding tax of 30% on certain payments to foreign financial institutions and other non-U.S. persons that fail to comply with certain certification and information reporting requirements. The obligation to withhold under FATCA is currently expected to apply to payments made on or after January 1, 2014. FATCA will not apply to obligations issued before, and not the subject of a significant modification on or after, January 1, 2013 (or such other date as is specified in guidance issued by the U.S. Treasury Department). Because the Notes will be issued before January 1, 2013, this new withholding tax is not expected to apply to the Notes unless they are modified after such date, in which case payments on, and the gross proceeds from the sale or other disposition of, the Notes to certain foreign entities could become subject to the FATCA withholding tax.

Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Notes.

THE PRECEDING DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE EACH PROSPECTIVE INVESTOR TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

General

Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC are acting as representatives of the underwriters named below.

Subject to the terms and conditions in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the Notes set forth opposite the underwriter’s name.

Underwriters	Principal Amount of Notes
Citigroup Global Markets Inc.	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC
Wells Fargo Securities, LLC
RBC Capital Markets, LLC
Raymond James & Associates, Inc.
U.S. Bancorp Investments, Inc.

Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

The underwriters propose to offer some of the Notes directly to the public at the price to public set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the price to public less a concession not to exceed $             per Note; provided, however, that such concession for sales to certain institutions will not be in excess of $             per Note. The underwriters may allow, and dealers may reallow, a concession not to exceed $             per Note on sales to other dealers. After the initial offering of the Notes to the public, the representatives may change the offering price and other selling terms.

In connection with this offering, we have agreed to pay to the underwriters an underwriting discount (expressed as a percentage of the principal amount of the Notes) of     %. However, the amount of the underwriting discount (expressed as a percentage of the principal amount of the Notes) to be paid by us to the underwriters in connection with this offering for sales to certain institutions is     %.

The Notes are a new issue of securities with no established trading market. We intend to apply to list the Notes on the New York Stock Exchange and, if the application is approved, expect trading in the Notes on the New York Stock Exchange to begin within 30 days after the Notes are first issued. In order to meet one of the requirements for listing the Notes, the underwriters will undertake to sell the Notes to a minimum of 400 beneficial holders. The underwriters have advised us that they intend to make a market in the Notes but are not obligated to do so, and may discontinue market making at any time without notice. Neither we nor the underwriters can assure you that the trading market for the Notes will be liquid.

We have granted the underwriters an option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to an additional $             aggregate principal amount of the Notes at the price to public set forth on the cover page of this prospectus supplement less the underwriting discount. To the extent the option is exercised, each underwriter will become obligated to purchase approximately the same percentage of the additional Notes as the underwriter purchased in the original offering. If the underwriters’ option is exercised in full, the total price to the public would be $            , the total underwriting discount would be $             and our net proceeds, before deducting our estimated expenses, would be $            .

In connection with this offering, the representatives, on behalf of the underwriters, may purchase and sell the Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of the Notes in excess of the principal amount of the Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchase of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of the Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

The representatives also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase the Notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering, not including the underwriting discount, will be approximately $            .

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of these liabilities.

The underwriters or their affiliates may engage, or have engaged, in various general financing and banking transactions from time to time with us or our affiliates for which they have received, or will receive, customary compensation. Affiliates of certain of the underwriters are lenders under CenturyLink’s existing $1.7 billion revolving credit facility, and the joint book-running managers for this offering are acting as dealer managers in connection with the tender offer. Certain of the underwriters and their affiliates may own a portion of our debt securities subject to the tender offer, and may, therefore, receive a portion of the net proceeds from this offering.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to their clients that they acquire, long and/or short positions in such securities and instruments.

We expect to deliver the Notes against payment therefor on or about the date specified on the cover page of this prospectus supplement, which will be the seventh business day following the date of this prospectus supplement. Under Rule 15c6-1 promulgated by the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+7, to specify alternate settlement arrangements to prevent a failed settlement.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

This prospectus supplement and accompanying prospectus have been prepared on the basis that any offer of Notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. Accordingly, any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of the placement contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive, in each case, in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, (1) persons who are outside the United Kingdom or (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (3) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana, and Arthur Saltarelli, our Associate General Counsel, will pass on certain legal matters for us relating to the offering of the Notes. Pillsbury Winthrop Shaw Pittman LLP, New York, New York, will pass on certain legal matters for the underwriters.

PROSPECTUS

CENTURYLINK, INC.

DEBT SECURITIES

PREFERRED STOCK

DEPOSITARY SHARES

COMMON STOCK

WARRANTS

UNITS

QWEST CORPORATION

DEBT SECURITIES

CenturyLink, Inc. may offer and sell the following securities, from time to time, in one or more offerings and series, either separately, together or in combination with other such securities:

•	Unsecured senior or subordinated debt securities

•	Preferred stock

•	Depositary shares representing fractional interests in our preferred stock

•	Common stock

•	Warrants to purchase debt securities, preferred stock, depositary shares or common stock

•	Units consisting of certain specified securities.

Qwest Corporation may offer and sell unsecured senior debt securities, from time to time, in one or more offerings and series.

When we offer securities we will provide you with a prospectus supplement describing the specific terms of the securities, including the offering price. You should carefully read this prospectus and the prospectus supplements relating to the specific issue of securities before you decide to invest in any of these securities. A prospectus supplement may also update or change information contained in this prospectus.

CenturyLink’s common stock trades on the New York Stock Exchange under the symbol “CTL.”

Investing in these securities involves certain risks, including those referenced under the heading “Risk Factors ” on page 2 of this prospectus. You should consider the risk factors described in any accompanying prospectus supplement and any documents incorporated by reference herein or therein before investing in any securities offered hereunder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 2, 2012.

You should rely only on the information contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. The information contained in our website, www.centurylink.com, is not a part of this prospectus, any prospectus supplement or any free writing prospectus.

Unless otherwise provided in this prospectus or the context requires otherwise:

•	“we,” “us” and “our” refer either to CenturyLink or QC, in its capacity as an issuer of the securities offered hereunder;

•

“CenturyLink” refers to CenturyLink, Inc. and not any of its subsidiaries (except in connection with the description of its business under the headings “The Companies—CenturyLink” and “Cautionary Statement Regarding Forward-Looking Statements”, where such term refers to the consolidated operations of CenturyLink and its subsidiaries);

•

“QC” refers to Qwest Corporation and not any of its subsidiaries (except in connection with the description of its business under the heading “The Companies—QC”, where such term refers to the consolidated operations of QC and its subsidiaries);

•	“Embarq” refers to Embarq Corporation and its subsidiaries, which CenturyLink acquired on July 1, 2009;

•	“Qwest” refers to Qwest Communications International Inc. and its subsidiaries (including QC), which CenturyLink acquired on April 1, 2011;

•	“Savvis” refers to SAVVIS, Inc. and its subsidiaries, which CenturyLink acquired on July 15, 2011; and

•	“securities” refers to any security that we might sell under this prospectus or any prospectus supplement.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time over the next three years, sell any of the securities described in this prospectus in one or more offerings.

This prospectus contains a general summary of the debt securities, preferred stock, depositary shares, common stock, warrants and units that CenturyLink may offer from time to time, and the debt securities that QC may offer from time to time. These summaries are not meant to be a complete description of such securities. We plan to describe the particular terms of any such offered securities in a prospectus supplement, which may update or change information contained in this prospectus concerning the offered securities, our business or other matters. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Any securities of CenturyLink sold hereunder will not be obligations of, or guaranteed by, any other person, including QC, and any securities of QC sold hereunder will not be obligations of, or guaranteed by, any other person, including CenturyLink.

Any of the CenturyLink securities described herein and in a prospectus supplement may be issued separately, together or as part of a unit consisting of two or more securities, which may or may not be separate from one another. These securities may include new or hybrid securities developed in the future that combine features of any of the securities described in this prospectus.

THE COMPANIES

CenturyLink

CenturyLink is an integrated communications company engaged primarily in providing an array of communications services to our residential, business, governmental and wholesale customers. CenturyLink’s communications services include local and long-distance, network and public access, private line (including special access), broadband, data, managed hosting (including cloud hosting), colocation, and video services. In certain local and regional markets, CenturyLink also provides local access and fiber transport services to competitive local exchange carriers, and security monitoring.

As of December 31, 2011, CenturyLink operated in 37 states approximately 14.6 million access lines, which are telephone lines reaching from the customers’ premises to a connection with the public switched telephone network. CenturyLink also served approximately 5.6 million broadband subscribers as of December 31, 2011.

QC

QC is an integrated communications company engaged primarily in providing an array of communications services to its residential, business, governmental and wholesale customers, including local voice, network access, private line (including special access), broadband, data and video services. In certain local and regional markets, QC also provides fiber transport and other telecommunications services to competitive local exchange carriers. As of December 31, 2011, QC operated approximately 8.5 million access lines in 14 states principally in the western United States, and served approximately 3.1 million broadband subscribers.

Since CenturyLink’s acquisition of Qwest on April 1, 2011, QC has operated as an indirect wholly owned subsidiary of CenturyLink.

The principal executive offices of CenturyLink and QC are located at 100 CenturyLink Drive, Monroe, Louisiana 71203, and the telephone number is (318) 388-9000.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider the risks described in our respective SEC filings referred to under the heading “Where You Can Find More Information,” including the risk factors incorporated by reference herein from our respective most recently-filed Annual Reports on Form 10-K, as updated by any other reports and documents that we file with the SEC after the date of such annual reports. In addition, any accompanying prospectus supplement may include a discussion of any risk factors or other special considerations applicable to the securities being offered thereby.

WHERE YOU CAN FIND MORE INFORMATION

CenturyLink files annual, quarterly and current reports, proxy statements and other information with the SEC. QC also files annual, quarterly and current reports with the SEC. You may read and copy this information at the Public Reference Room of the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement of which this prospectus forms a part, including the exhibits thereto, as well as reports, proxy and information statements and other information about CenturyLink and QC. In addition, CenturyLink’s common stock is listed and traded on the New York Stock Exchange, or NYSE, and you may obtain similar information about CenturyLink at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to documents on file with the SEC. The information incorporated by reference is considered a part of this prospectus (except for any information that is superseded by information included directly in this prospectus), and information that we file later with the SEC will automatically update and supersede this information. In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating by reference any documents, portions of documents, or other information deemed to have been furnished and not filed in accordance with SEC rules:

CenturyLink Filings	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2011

Current Reports on Form 8-K	Filed on February 15, 2012 and March 2, 2012.

Proxy Statement on Schedule 14A	Filed on April 6, 2011, as amended April 6, 2011 (which contains information that has been updated by the Current Report on Form 8-K filed on July 15, 2011 with respect to the appointment of James E. Ousley as an executive officer of CenturyLink, which is incorporated by reference into this prospectus).

Description of CenturyLink’s Common Stock on Form 8-A/A	Filed on July 1, 2009

QC Filings	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2011

At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing us at 100 CenturyLink Drive, Monroe, Louisiana 71203, Attention: Stacey W. Goff, or by telephoning us at (318) 388-9000.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain non-historical statements made in this prospectus and the documents incorporated herein by reference are intended to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical fact, such as statements regarding our anticipated performance, prospects, financial plans, business plans, indebtedness, pension obligations, integration initiatives, and general economic and business conditions. Words such as “anticipates,” “may,” “can,” “plans,” “feels,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “should,” “to be” and similar expressions are intended to identify forward-looking statements.

Our forward-looking statements are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry (including those arising out of the Federal Communication Commission’s October 27, 2011 order regarding intercarrier compensation and the universal service fund); our ability to effectively adjust to changes in the communications industry and changes in the composition of our markets and product mix caused by our recent acquisitions of Savvis, Qwest and Embarq; our ability to successfully integrate the operations of Savvis, Qwest and Embarq into our operations, including the possibility that the anticipated benefits from these acquisitions cannot be fully realized in a timely manner or at all, or that integrating the acquired operations will be more difficult, disruptive or costly than anticipated; our ability to use net operating loss carryovers of Qwest in projected amounts; the effects of changes in our assignment of the Savvis or Qwest purchase price to identifiable assets or liabilities after the date hereof; our ability to effectively manage our expansion opportunities, including retaining and hiring key personnel; possible changes in the demand for, or pricing of, our products and services; our ability to successfully introduce new product or service offerings on a timely and cost-effective basis; our continued access to credit markets on favorable terms; our ability to collect our receivables from financially troubled communications companies; any adverse developments in legal proceedings involving us; our ability to pay a $2.90 per common share dividend annually, which may be affected by changes in our cash requirements, capital spending plans, cash flows or financial position; unanticipated increases or other changes in our future cash requirements, whether caused by unanticipated increases in capital expenditures, increases in pension funding requirements or otherwise; our ability to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; the effects of adverse weather; other risks referenced from time to time in this prospectus or other of our filings with the SEC; and the effects of more general factors such as changes in interest rates, in tax rates, in accounting policies or practices, in operating, medical, pension or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties are described in greater detail in Item 1A of our respective most recently-filed Annual Reports on Form 10-K , incorporated by reference into this prospectus, as updated by any other reports and documents that we file with the SEC after the date of such annual reports.

You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors. Similarly, we cannot predict the impact of each such factor on our business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update any of our forward-looking statements for any reason.

USE OF PROCEEDS

Unless otherwise indicated in any prospectus supplement, the net proceeds from any sale of the securities described herein will be used for general corporate purposes, including repayment of borrowings, capital expenditures, working capital, acquisitions, pension plan contributions, and redemption or repurchase of equity or debt securities. The net proceeds may be temporarily invested or applied to repay short-term or revolving debt prior to use.

RATIO OF EARNINGS TO FIXED CHARGES

General

The following tables set forth the unaudited ratio of earnings to fixed charges on a consolidated basis for the periods and issuers indicated. For purposes of the ratios presented below, (i) earnings include income before income tax expense before adjustment for income or loss from equity investees, fixed charges, amortization of capitalized interest, and distributed income of equity investees, net of interest capitalized and preferred stock dividend requirements, and (ii) fixed charges include interest expensed and capitalized, amortized premiums, discounts and capitalized expenses relating to indebtedness, an estimate of interest included as rental expense, and, with respect to CenturyLink only, preferred stock dividend requirements. We have assumed that CenturyLink’s preferred stock dividend requirements were equal to the pre-tax earnings that would be required to fund those dividend requirements. We computed those pre-tax earnings using actual tax rates for each year.

CenturyLink

The table below sets forth CenturyLink’s ratio of consolidated earnings to fixed charges for each of the years in the five-year period ended December 31, 2011, which ratios are based on CenturyLink’s historical consolidated financial statements incorporated by reference herein without giving effect to the Qwest acquisition for any period prior to April 1, 2011 or the Savvis acquisition for any period prior to July 15, 2011. Due to the immaterial amount of CenturyLink preferred stock outstanding, the ratio of consolidated earnings to fixed charges presented below does not differ materially from the ratio of consolidated earnings to fixed charges and preferred stock dividends for any of the periods reflected below.

	Year Ended December 31,
	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	1.8	3.5	2.9	3.5	3.5

The table below sets forth CenturyLink’s pro forma combined ratio of consolidated earnings to fixed charges for the year ended December 31, 2011, which ratio is based on CenturyLink’s pro forma combined condensed financial information incorporated by reference herein and gives effect to the acquisitions of Qwest and Savvis as if they had occurred on January 1, 2011. The pro forma combined ratio of consolidated earnings to fixed charges is presented for comparative purposes only and is not intended to be indicative of actual results had the Qwest acquisition occurred as of such date, nor does it purport to indicate results that may be attained in the future. Due to the immaterial amount of CenturyLink preferred stock outstanding, the pro forma combined ratio of consolidated earnings to fixed charges presented below does not differ materially from the pro forma combined ratio of consolidated earnings to fixed charges and preferred stock dividends for the period reflected below.

Year Ended December 31, 2011
Pro forma combined ratio of earnings to fixed charges	1.7

QC

The table below sets forth QC’s ratio of consolidated earnings to fixed charges for the “Successor” and “Predecessor” periods, as described below. As a result of CenturyLink’s April 1, 2011 acquisition of Qwest, QC became an indirect wholly-owned subsidiary of CenturyLink. In accordance with applicable SEC rules, CenturyLink has elected to “push down” its accounting of the Qwest acquisition to QC’s consolidated financial statements. Consequently, even though the acquisition did not change CenturyLink’s status as a distinct and continuing legal entity, QC’s ratio of consolidated earnings to fixed charges for the nine-month period after the acquisition (referred to below as the “Successor” period) is presented on a different cost basis than, and is therefore not comparable to, QC’s ratio of consolidated earnings to fixed charges for the periods before the acquisition (referred to below as the “Predecessor” periods). The ratios are based on QC’s historical consolidated financial statements incorporated by reference herein.

	Successor	Predecessor
	Nine Months Ended December 31, 2011	Three Months Ended March 31, 2011
			Years ended December 31,
			2010	2009	2008	2007
Ratio of earnings to fixed charges	3.6	3.9	3.7	3.7	4.4	4.6

DESCRIPTION OF CAPITAL STOCK OF CENTURYLINK

The following summary of the terms of CenturyLink’s capital stock is not meant to be complete and is qualified by reference to the relevant provisions of the Louisiana Business Corporation Law and CenturyLink’s articles of incorporation and bylaws. Copies of CenturyLink’s articles of incorporation and bylaws are incorporated herein by reference and will be sent to you at no charge upon request, as provided under the heading “Where You Can Find More Information.”

Authorized Capital Stock

CenturyLink is currently authorized under its articles of incorporation to issue an aggregate of 802 million shares of capital stock, consisting of 800 million shares of common stock, $1.00 par value per share, and two million shares of preferred stock, $25.00 par value per share.

As of December 31, 2011, 618,514,334 shares of CenturyLink’s common stock were outstanding. CenturyLink’s common stock is listed for trading on the New York Stock Exchange. As of December 31, 2011, 9,434 shares of preferred stock were outstanding.

Description of Common Stock

We may issue, separately or together with or upon conversion of or exchange for other securities, common stock, all as set forth in the applicable prospectus supplement.

Voting Rights. Under our articles of incorporation, each share of its common stock entitles the holder thereof to one vote per share on all matters duly submitted to shareholders for their vote or consent. Holders of our stock do not have cumulative voting rights. As a result, the holders of more than 50% of the voting power are able to elect all of the directors.

Dividends. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available therefor, subject to the preferences applicable to any outstanding preferred stock. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us. Certain of our subsidiaries’ loan agreements contain various restrictions on the transfer of funds to us, including certain provisions that restrict the amount of dividends that may be paid to us.

Other Rights and Provisions. In the event we liquidate, dissolve or wind up our affairs, holders of our common stock are entitled to receive ratably all of our assets remaining after satisfying the preferences of our creditors and the holders of any outstanding preferred stock. Our common stock is not redeemable and has no subscription, conversion or preemptive rights. All of our outstanding shares of common stock have been fully paid and are non-assessable.

Certain Provisions Affecting Takeovers

Our articles of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of CenturyLink unless the takeover or change of control is approved by our board of directors. Such provisions may also render more difficult the removal of our directors or officers. Certain of our agreements and certain provisions of applicable law may have similar effects.

Board Structure. Currently, our articles of incorporation provide for three classes of directors serving staggered three-year terms, all of whom are elected pursuant to our bylaws by a majority vote of shareholders. Subject to the receipt of all required corporate authorizations, we plan to amend our articles of incorporation in May 2012 to provide for the annual election of directors. Under our articles of incorporation, directors can be removed from office only for cause and generally only by the affirmative vote of both the holders of a majority of the total voting power, voting together as a single class, and, at any time that there is a related person (as defined in the articles), the holders of a majority of the votes entitled to be cast by all shareholders other than the related person, voting as a separate group.

Limits on Shareholder Actions. Our articles of incorporation provide that shareholder action may be taken only at an annual or special meeting of shareholders, and may not be taken by written consent of the shareholders. This provision prevents consent solicitations by persons desiring to acquire us or change the composition of our board of directors. In addition, our articles of incorporation provide that shareholders may call a special meeting of shareholders only if they hold at least a majority of our total voting power.

Fair Price Provisions. Our articles of incorporation contain provisions designed to provide safeguards for our shareholders when certain current or former beneficial holders of our stock, which we sometimes refer to as related persons, attempt to effect a business combination with us. In general, subject to various exceptions, a business combination between CenturyLink and a related person must be approved by:

•	a majority of CenturyLink’s directors

•	a majority of CenturyLink’s continuing directors (as defined in CenturyLink’s articles)

•	80% of the total voting power of all shareholders, and

•	two-thirds of the total voting power of shareholders, other than the related person, present or represented at the shareholders’ meeting, voting as a separate group.

Evaluation of Tender Offers. Our board of directors is required by our articles of incorporation, and expressly permitted by Louisiana law, to consider various factors when evaluating a business combination, tender or exchange offer, or a proposal by another person to make a tender or exchange offer, including the social and economic effects of the transaction on CenturyLink and its subsidiaries, as well as on our respective employees, customers, creditors, and other elements of the communities in which we operate or are located.

Advance Notice. Our bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors and with regard to other matters to be brought before a meeting of our shareholders. Our bylaws provide that any shareholder of record entitled to vote thereon may nominate one or more persons for election as directors and properly bring other matters before a meeting of the shareholders only if written notice has been received by the secretary of CenturyLink, in the event of an annual meeting of shareholders, not more than 180 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual meeting of shareholders or, in the event of a special meeting of shareholders or annual meeting scheduled to be held either 30 days earlier or later than such anniversary date, within 15 days of the earlier of the date on which notice of such meeting is first mailed to shareholders or public disclosure of the meeting date is made. In addition, the notice must contain certain specified information concerning, among other things, the person to be nominated or the matter to be brought before the meeting and concerning the shareholder submitting the proposal.

Amendment of CenturyLink’s Articles of Incorporation and Bylaws. Various provisions of our articles of incorporation, including the fair price provisions and those provisions limiting the ability of shareholders to act by written consent, may not be amended except upon the affirmative vote of both:

•	80% of the total voting power of all shareholders, and

•	two-thirds of the total voting power of shareholders, other than a related person, present or represented at a shareholders’ meeting, voting as a separate group.

Our bylaws may be adopted, amended, or repealed and new bylaws may be adopted by either:

•	a majority of our directors and a majority of our continuing directors, voting as a separate group, or

•

the holders of at least 80% of the total voting power of all shareholders and two-thirds of the total voting power of shareholders, other than the related person, present or duly represented at a shareholders’ meeting, voting as a separate group.

Other. For additional information about these and other provisions of our organizational documents and applicable laws that could have an effect of delaying, deferring, discouraging or preventing a change in control of CenturyLink, you should refer to our registration statement relating to our common stock, as amended and restated on Form 8-A/A, which is incorporated by reference herein. See “Where You Can Find More Information.”

Listing

CenturyLink’s common stock trades on the NYSE under the symbol “CTL.”

Description of Preferred Stock

CenturyLink may issue hereunder preferred stock in one or more series on terms to be described in the applicable prospectus supplement. The specific description of any particular series of preferred stock in the applicable prospectus supplement will not be complete. You should refer to the applicable provisions in our articles of incorporation, our bylaws and the articles of amendment relating to each series of preferred stock, all of which we have filed or will file with the SEC, as well as the relevant provisions of the Louisiana Business Corporation Law.

General. Our articles of incorporation authorize the board of directors to issue from time to time, without shareholder approval, shares of preferred stock in one or more series. The rights, preferences, designation and size of each series will be described in an amendment to our articles of incorporation. A prospectus supplement relating to each series will specify the terms of the preferred stock as determined by our board of directors, including the following:

•	the specific designation, number of shares, rank and purchase price

•	any per share liquidation preference

•	any redemption, payment or sinking fund provisions

•	any dividend rates (fixed or variable) and the dates on which any dividends will be payable (or the method by which the rates or dates will be determined)

•	any voting rights

•	the methods by which amounts payable in respect of the preferred stock may be calculated

•	information with respect to any book-entry procedures

•	whether the preferred stock will be listed on a national securities exchange

•

whether the preferred stock is convertible or exchangeable and, if so, a description of (i) the securities into which the preferred stock is convertible or exchangeable, (ii) the terms and conditions upon which conversions or exchanges may be effected, including the initial conversion or exchange prices or ratios, and (iii) any other related provisions

•	a description of any material United States federal income tax consequences relating to the series

•	the place or places where dividends and other payments on the preferred stock will be payable

•	any additional voting, dividend, liquidation, redemption, sinking fund or other rights, preferences, qualifications, limitations and restrictions.

Unless the applicable prospectus supplement states otherwise, the preferred stock will not have preemptive rights. Neither the par value nor the liquidation preference of the preferred stock is indicative of the price at which the preferred stock may actually trade on or after the date of issuance. Unless the applicable prospectus supplement states otherwise, there will be no restriction on our ability to repurchase or redeem preferred stock while there is any arrearage in payment of dividends or sinking fund installments.

Our rights and the rights of holders of any preferred stock issued by us to participate in the distribution of assets of any subsidiary of CenturyLink upon its liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors and preferred shareholders, except to the extent we ourselves are a creditor with recognized claims against the subsidiary or a holder of preferred stock of the subsidiary.

Although it has no present intention to do so, our board of directors could authorize CenturyLink to issue preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of our common stock or other series of preferred stock. Also, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control.

Outstanding Preferred Stock. As of December 31, 2011, CenturyLink had outstanding 9,434 shares of 5% Cumulative Convertible Series L Preferred Stock. At such time, such shares were convertible into a total of approximately 12,864 shares of CenturyLink common stock. Each share of Series L Preferred Stock entitles the holder thereof to one vote on all matters duly submitted to a vote of shareholders. The holder of each share of Series L Preferred Stock is entitled to receive an annual cash dividend of $1.25, payable in quarterly installments. Dividends on Series L Preferred Stock are cumulative and dividends cannot be paid with respect to common stock unless all cumulative dividends on all shares of Series L Preferred Stock shall have been paid. In the event we liquidate, dissolve or wind up our affairs, the holders of Series L Preferred Stock are entitled to receive, equally and ratably with all other holders of preferred stock of equal rank, $25.00 per share plus accrued and unpaid dividends, before any payment is made to holders of common stock. Each share of Series L Preferred Stock is convertible, at the option of the holder, into the number of shares of common stock derived by dividing $25.00 by the “conversion price” (which, as of the date of this prospectus, is approximately $18.33, as adjusted).

DESCRIPTION OF DEBT SECURITIES OF CENTURYLINK

The following description of the terms of CenturyLink’s debt securities that may be issued under this prospectus contains certain general terms that may apply to such securities. The specific terms of any of CenturyLink’s debt securities will be described in one or more prospectus supplements relating to those debt securities.

CenturyLink may periodically issue senior debt securities in one or more series under an indenture, dated as of March 31, 1994, between it and Regions Bank (as successor-in-interest to First American Bank & Trust of Louisiana and Regions Bank of Louisiana), as trustee, as supplemented through the date hereof. We refer to this indenture in this section as the senior indenture. CenturyLink may also periodically issue subordinated debt securities in one or more series under a subordinated indenture to be entered into between it and a bank or trust company selected by it to act as trustee. We refer to this indenture in this section as the subordinated indenture. Together, the senior indenture and the subordinated indenture are referred to in this section as the indentures. The trustees under the indentures are sometimes collectively referred to in this section as the trustees.

The particular terms of each series of debt securities issued under the indentures will be set forth in a resolution of a committee of our board of directors specifically authorizing that series, or in one or more supplemental indentures or other instruments under the applicable indenture. The following summary is not complete and is subject to the provisions of, and is qualified in its entirety by express reference to, the indentures and the applicable resolutions, supplemental indentures or other instruments specifying the particular terms of any such series. We have filed a copy of the senior indenture and a form of the subordinated indenture as exhibits to the registration statement of which this prospectus forms a part, and suggest that you review these carefully.

There is no requirement under the senior indenture, nor will there be any such requirement under the subordinated indenture, that our future issuances of debt securities be issued exclusively under either indenture, and we will be free to employ other indentures or documentation containing provisions different from those included in either of the indentures or applicable to one or more issuances of debt securities hereunder in connection with any future issuances of other debt securities. The senior indenture provides, and the subordinated indenture will provide, that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series of senior or subordinated debt securities without the consent of the holders of that series, for additional issuances of securities of that series.

Unless otherwise indicated, each reference italicized in parentheses below or in any prospectus supplement applies to section numbers in the applicable indenture and each capitalized term not otherwise defined herein has the meaning assigned to it in the applicable indenture.

General

The debt securities issued under the indentures will be general unsecured obligations of CenturyLink. Senior debt securities will rank senior to any of our future subordinated debt and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt. Subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our senior debt as described in the applicable prospectus supplement. See “—Subordinated Debt Securities.” The indentures do not limit the aggregate principal amount of debt securities that we may issue thereunder. As of December 31, 2011, we had (1) approximately $4.5 billion aggregate principal amount of unsecured senior debt securities outstanding under the senior indenture and (2) no subordinated debt outstanding.

As a holding company, substantially all of our income and operating cash flow is dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. As a result, we rely upon our subsidiaries to generate the funds necessary to meet our obligations, including the payment of principal and interest on any debt securities that may be issued hereunder. Our subsidiaries (including QC) are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to our debt securities or, subject to limited exceptions for tax sharing purposes, to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. Certain of our subsidiaries’ loan agreements may contain various restrictions on the transfer of funds to us, including certain provisions that restrict the amount of dividends that may be paid to us. Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization (and the ability of holders of our debt securities to benefit indirectly therefrom) will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors. As of December 31, 2011, the aggregate principal amount of long-term debt of our subsidiaries (excluding long-term debt classified as “Capital leases and other”) was approximately $16.1 billion.

Unless we state otherwise below or in any prospectus supplement, neither of the indentures nor the debt securities to be offered thereby (1) limit the amount of secured or unsecured indebtedness that we or any of our subsidiaries may issue or incur, (2) restrict our ability to pay dividends or sell or transfer our assets or (3) contain provisions that would afford debt holders protection in the event of a change in control, highly leveraged transaction, recapitalization or similar transaction involving CenturyLink, any of which could adversely affect holders of our debt securities.

If we sell any series of debt securities under the indentures, each related prospectus supplement will describe the terms of the series, including some or all of the following:

•	the title and ranking of the series, including a description of any applicable subordination provisions

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part

•	our net proceeds from the sale thereof

•	the price or prices at which the series will be issued

•	the date or dates of maturity

•	the rate or rates per annum, if any, at which the series will bear interest or the method of determining the rate or rates

•	the date or dates from which interest will accrue and the date or dates at which interest will be payable

•	the terms of any conversion or exchange rights

•	the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or similar provisions

•	any special United States federal income tax considerations applicable to the series

•	any special provisions relating to the defeasance of the series

•	any special considerations, additional covenants or other specific provisions applicable to the series.

The debt securities may bear interest at a fixed or floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

The listing above is not intended to be an exclusive list of the terms that may be applicable to any debt securities sold under the indentures, and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the applicable indenture.

The indentures are, and the debt securities will be, governed by Louisiana law. The indentures are subject to and governed by the Trust Indenture Act of 1939.

Denominations, Registration and Transfer

The debt securities issued under the indentures will be issued in fully registered form and, unless we state otherwise in any prospectus supplement, in denominations of $1,000 or any multiples thereof (Section 2.03). The debt securities may be issued partly or wholly in the form of one or more global registered securities, as described below under “Form of Securities.”

The applicable trustee will act as the registrar of debt securities issued under the applicable indenture (Section 2.05). No service charge will be made for any registration of transfer or exchange of debt securities, or issue of new debt securities in the event of a partial redemption of any series, but we may generally require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 2.05). The applicable trustee may appoint an authenticating agent for any series to act on the trustee’s behalf in connection with authenticating debt securities of that series issued upon the exchange, transfer or partial redemption thereof (Section 2.10). The applicable trustee may at any time rescind the designation of any such agent (Section 2.10).

We will not be required to issue, register the transfer of or exchange the debt securities of any series during a period beginning 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant redemption notice or to register the transfer of or exchange any debt securities of any series, or portions thereof, called for redemption (Section 2.05).

Payment and Paying Agents

Unless we state otherwise in the applicable prospectus supplement, payment of principal of (and premium, if any) and interest on debt securities of any series will be made in U.S. dollars at the principal office of our Paying Agent (Section 2.03).

Unless we state otherwise in the applicable prospectus supplement, the applicable trustee will act as our sole Paying Agent and 1500 North 18th Street, Monroe, Louisiana, will be designated as the agent’s office for purposes of payments with respect to any series of debt securities. Any other Paying Agents initially designated by us with respect to any series will be named in the related prospectus supplement (Sections 4.02 and 4.03).

Any money set aside by us for the payment of principal (and premium, if any) or interest on any debt securities that remains unclaimed two years after such payment has become due and payable will be repaid to us on May 31 following the expiration of the two-year period and the holder of the debt security may thereafter look only to us for payment thereof (Section 11.05).

Conversion or Exchange Rights

The debt securities may be convertible into or exchangeable for shares of common stock, preferred stock or other securities of CenturyLink or any other issuer. The terms and conditions of exchange or conversion will be stated in the applicable prospectus supplement. The terms will include, among other things, the following:

•	the type of security into which the debt securities are convertible or exchangeable

•	the conversion or exchange price or ratio (or manner of calculation thereof)

•	the conversion or exchange period

•	provisions as to whether the conversion or exchange rights will be at the option of the debt holders, CenturyLink, or both

•	the events requiring an adjustment of the conversion or exchange price or ratio

•	any restrictions on conversion or exchange (Section 2.05).

Redemption and Sinking Fund Provisions

A series may be redeemed, in whole or in part, upon not less than 30 days’ and not more than 60 days’ notice at the redemption prices and subject to the terms and conditions (including those relating to any sinking fund established with respect to such series) that may be set forth in a board resolution or supplemental indenture and in the prospectus supplement relating to such series (Sections 3.01 and 3.02). If less than all of the debt securities of the series are to be redeemed, the applicable trustee shall select the debt securities of such series, or portions thereof, to be redeemed by lot or by any other method such trustee shall deem appropriate and fair (Section 3.02).

Not less than 45 days prior to any sinking fund payment date for a series of debt securities, we will deliver to the trustee an officers’ certificate specifying the amount of the next sinking fund payment pursuant to the terms of such series of debt securities (Section 3.06).

Replacement of Securities

We will replace any debt security that becomes mutilated, destroyed, lost or stolen at the expense of the holder. The holder should deliver the debt security or satisfactory evidence of the destruction, loss or theft thereof to us and the applicable trustee. An indemnity satisfactory to us and such trustee may be required before a replacement security will be issued (Section 2.07).

Events of Default

Unless we state otherwise in the applicable prospectus supplement, the terms and conditions set forth under this heading will govern defaults under the applicable indenture. The indentures provide that an Event of Default means that one or more of the following events has occurred and is continuing with respect to debt securities of a particular series:

•	failure for 30 business days to pay interest on the debt securities of that series when due

•

failure to pay principal of (or premium, if any, on) the debt securities of that series when due (whether at maturity, upon redemption, by declaration or otherwise) or to make any sinking or analogous fund payment with respect to that series unless caused solely by a wire transfer malfunction or similar problem outside our control

•

failure to observe or perform any other covenant of that series for 60 days after written notice with respect thereto by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the securities of such series at the time outstanding

•	occurrence of certain events relating to bankruptcy, insolvency or reorganization with respect to CenturyLink (Section 6.01).

No Event of Default with respect to the debt securities of a particular series necessarily constitutes an Event of Default with respect to the debt securities of any other series issued under the applicable indenture.

If an Event of Default shall occur and be continuing with respect to any series and if it is known to the applicable trustee, such trustee is required to mail to each holder of that series a notice of the Event of Default within 90 days of such default. The trustee may withhold from holders notice of any continuing default (except a default in the payment of monies owed) if it determines that withholding notice is in their interests (Section 6.07).

If an Event of Default with respect to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of that series of debt securities then outstanding may declare the principal of that series of debt securities to be due and payable immediately. The holders of a majority in aggregate outstanding principal amount of such series may rescind such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal (and premium, if any) has been deposited with such trustee before any judgment or decree for such payment has been obtained or entered (Section 6.01).

Holders of debt securities may not enforce the applicable indenture, except as provided therein. Subject to the provisions of the applicable indenture relating to the duties of the applicable trustee, if an Event of Default occurs and is continuing such trustee will be under no obligation to exercise any of the rights or powers under the applicable indenture at the request or direction of any holders of the affected series, unless, among other things, the holders shall have offered such trustee indemnity reasonably satisfactory to it. Subject to the indemnification provisions and certain limitations contained in the applicable indenture, the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on such trustee with respect to such series. The holders of a majority in aggregate principal amount of the then outstanding debt securities of any series affected by a default may, in certain cases, waive such default except a default in payment of principal of, or any premium, if any, or interest on, the debt securities of that series or a call for redemption of the debt securities of that series (Sections 6.04 and 6.06).

We are required to furnish to the trustees annually a statement regarding our performance of certain of our obligations under the indenture (Section 5.03).

Discharge and Defeasance

Unless the prospectus supplement states otherwise, we may discharge our obligations with respect to any series of our debt securities, subject to certain exceptions, if at any time:

•

we deliver to the applicable trustee for cancellation all outstanding debt securities of that series and for which payment in monies or U.S. Government Obligations has been deposited in trust by us, or

•

all outstanding debt securities of that series not previously delivered to the applicable trustee for cancellation by us shall have become due and payable or are to become due and payable or called for redemption within one year and we have deposited with such trustee the entire amount in moneys or U.S. Government Obligations sufficient, without reinvestment, to pay at maturity or upon redemption the outstanding debt securities, including principal (and premium, if any) and interest due or to become due to the date of maturity or redemption, and if we shall also pay or cause to be paid all other sums payable thereunder with respect to that series (Section 11.01).

Additionally, each indenture provides that we may discharge all of our obligations under the indenture with respect to any series, subject to certain exceptions, if at any time all outstanding debt securities of that series not previously delivered to the applicable trustee for cancellation by us or that have not become due and payable as described above shall have been paid by us by depositing irrevocably with such trustee moneys or U.S. Government Obligations sufficient to pay at maturity or upon redemption the outstanding debt securities, including principal (and premium, if any) and interest due or to become due to the date of maturity or redemption, and if we shall also pay all other sums payable thereunder with respect to that series (Section 11.02).

Merger and Consolidation

Nothing in the indentures prevents us from consolidating or merging with or into, or selling or otherwise disposing of all or substantially all of our assets to, another corporation, provided that:

•

we agree to obtain a supplemental indenture pursuant to which the surviving entity or transferee agrees to assume our obligations under all outstanding debt securities issued under the applicable indenture, and

•	the surviving entity or transferee is organized under the laws of the United States, any state thereof or the District of Columbia (Section 10.01).

Subordinated Debt Securities

In general, our subordinated debt securities will be subordinate in right of payment to the prior payment in full of all of our senior indebtedness (Section 14.01 of the subordinated indenture). In general, this means that in the event we become subject to any insolvency, bankruptcy, receivership, liquidation, reorganization or similar proceeding or we liquidate, dissolve or otherwise wind up our affairs, then the holders of any debt senior to our subordinated debt securities will be entitled to be paid in full, before the holders of any subordinated debt securities are paid. In addition, unless otherwise provided in the applicable prospectus supplement, (1) if we default in the payment of any debt that is senior to our subordinated debt securities or if any event of default shall have occurred and be continuing permitting the holders of such senior indebtedness to accelerate payment of such senior indebtedness, then, so long as any such default continues, we cannot make any payment on our subordinated debt securities, and (2) if any series of subordinated debt securities is declared due and payable before its stated maturity date, then generally no payment on our subordinated debt securities can be made unless the holders of all debt senior to the subordinated debt securities are paid in full.

A prospectus supplement relating to a particular series of subordinated debt securities will summarize the subordination provisions applicable to that series, including:

•	the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings

•

the applicability and effect of such provisions in the event of specified defaults with respect to senior indebtedness, including the circumstances under which and the period in which we will be prohibited from making payments on subordinated debt securities

•	the definition of senior indebtedness applicable to that series of subordinated debt securities

•	the aggregate amount of outstanding indebtedness as of the most recent practicable date that would rank senior to, and on parity with, that series of subordinated debt securities.

The particular terms of subordination of a series of subordinated debt securities may supersede the general subordination provisions of the subordinated indenture. There are no restrictions in the subordinated indenture on the creation of additional senior debt securities or any other indebtedness.

The failure to make any required payment on any of the subordinated debt securities due to the subordination provisions of such securities and the subordinated indenture will not prevent the occurrence of an Event of Default under the subordinated debt securities.

Modification of Indentures

Each indenture contains provisions permitting us, when authorized by a board resolution, and the applicable trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of any series at the time outstanding and affected by such modification, to modify the indenture or any supplemental indenture affecting that series. However, no such modification may:

•

extend the fixed maturity of any debt securities of any series, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest thereon or reduce any premium payable upon the redemption thereof, without the consent of the holder of each debt security so affected, or

•

reduce the aforesaid percentage of debt securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holder of each debt security then outstanding and affected thereby (Section 9.02).

We and the applicable trustee may amend or supplement the indentures, without the consent of any holder of any series of debt securities, to:

•	create a new series

•	evidence the assumption by any successor to CenturyLink of our obligations under an indenture

•	add covenants to an indenture for the protection of the holders of debt securities

•	cure any ambiguity or inconsistency in an Indenture, or making other provisions as shall not adversely affect the interests of the holders of the debt securities of any series

•	change or eliminate any provisions of an indenture provided that there is no outstanding debt security of any series created prior to such change that benefits therefrom (Section 9.01).

In addition, we may not modify or amend the subordination provisions of the subordinated indenture if doing so would adversely affect the rights under Article XIV of the subordinated indenture of the holders of senior indebtedness without the consent of the requisite holders of senior indebtedness required under the terms of such senior indebtedness. (Section 9.02 of the subordinated indenture.)

Limitations on Liens

The indentures provide that CenturyLink will not, while any of the debt securities remain outstanding, create or suffer to exist any mortgage, lien, pledge, security interest or other encumbrance (which we collectively refer to below as liens) upon our property, whether now owned or hereafter acquired, unless we shall secure the debt securities then outstanding by such lien equally and ratably with all obligations and indebtedness thereby secured so long as such obligations and indebtedness remain so secured.

Notwithstanding the foregoing, neither indenture will restrict us from creating or suffering to exist the following liens permitted under the indentures:

•

liens upon property hereafter acquired by us or liens on such property at the time of the acquisition thereof, or conditional sales agreements or title retention agreements with respect to any such property

•

liens on the stock of a corporation that, when such liens arise, concurrently becomes our subsidiary, or liens on all or substantially all of the assets of a corporation arising in connection with our purchase thereof

•

liens for taxes and similar levies, deposits to secure performance or obligations under certain specified circumstances and laws, mechanics’ liens and similar liens arising in the ordinary course of business, liens created by or resulting from legal proceedings being contested in good faith, certain specified zoning restrictions and other restrictions on the use of real property, interests of lessors in property subject to any capitalized lease, and certain other similar liens generally arising in the ordinary course of business

•	liens existing on the date of an indenture

•	liens that replace, extend or renew any lien otherwise permitted under an indenture (Sections 4.05 and 4.06).

The restrictions in the indentures described above would not protect the debt holders in the event of a highly leveraged transaction in which unsecured indebtedness was incurred or in which the liens arising in connection therewith were freely permitted under the applicable indenture, nor would it afford protection in the event of one or more highly leveraged transactions in which secured indebtedness was incurred by our subsidiaries.

Concerning the Trustees

The trustees, prior to the occurrence of an Event of Default, undertake to perform only such duties as are specifically set forth in the applicable indenture and, after the occurrence of an Event of Default, shall exercise the same degree of care as a prudent person would exercise in the conduct of such person’s own affairs (Section 7.01). Subject to such provision, the trustees are not required to exercise any of the rights or powers vested in them by the applicable indenture at the request, order or direction of any debt holders, unless offered reasonable security or indemnity by such holders against the costs, expenses and liabilities which might be incurred thereby (Section 7.02). A trustee is not required to expend or risk its own funds or incur personal financial liability in the performance of its duties if such trustee reasonably believes that repayment of such funds or liability or adequate indemnity is not reasonably assured to it (Section 7.01). We will pay the trustees reasonable compensation and reimburse them for reasonable expenses incurred in accordance with the applicable indenture (Section 7.06).

A trustee may resign with respect to one or more series and a successor trustee may be appointed to act with respect to such series (Section 7.10).

Regions Bank is trustee under the senior indenture relating to CenturyLink’s Series D, G, L, M, N, O, P, Q, R and S senior debt securities. Regions Bank also provides revolving credit and other traditional banking services to CenturyLink.

DESCRIPTION OF DEBT SECURITIES OF QC

The following description of the terms of QC’s debt securities that may be issued under this prospectus contains certain general terms that may apply to such securities. The specific terms of any of QC’s debt securities will be described in one or more prospectus supplements relating to those debt securities.

QC may periodically issue debt securities in one or more series under an indenture, dated as of October 15, 1999, between QC (formerly named U.S. WEST Communications, Inc.), as issuer, and Bank of New York Trust Company, National Association (as successor in interest to Bank One Trust Company, N.A. and J.P. Morgan Trust Company, National Association), as previously amended and supplemented through the date hereof. We refer to this indenture in this section as the QC indenture. U.S. Bank National Association is currently the trustee under the QC indenture.

The particular terms of each series of debt securities issued under the QC indenture will be set forth in a resolution of our board of directors (or a duly authorized committee thereof) specifically authorizing that series, or in one or more supplemental indentures or other instruments under the QC indenture. The following summary is not complete and is subject to the provisions of, and is qualified in its entirety by express reference to, the QC indenture and the applicable resolutions, supplemental indentures or other instruments specifying the particular terms of any such series. We have filed a copy of the QC indenture as an exhibit hereto, and suggest that you review it carefully.

There is no requirement under the QC indenture that our future issuances of debt securities be issued exclusively under the QC indenture, and we will be free to employ other indentures or documentation containing provisions different from those included in the QC indenture or applicable to one or more issuances of debt securities hereunder in connection with any future issuances of other debt securities. The QC indenture provides that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series of debt securities without the consent of the holders of that series, for additional issuances of securities of that series.

Unless otherwise indicated, each reference italicized in parentheses below or in any prospectus supplement applies to section numbers in the QC indenture and each capitalized term not otherwise defined herein has the meaning assigned to it in the QC indenture.

General

The debt securities issued under the QC indenture will be senior unsecured obligations of QC. The debt securities will rank senior to any of our future subordinated debt and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt. The QC indenture does not limit the aggregate principal amount of debt securities that we may issue thereunder. As of December 31, 2011, we had approximately $5.2 billion aggregate principal amount of unsecured debt securities outstanding under the QC indenture, and an additional $2.6 billion aggregate principal amount of unsecured debt securities outstanding under a separate indenture.

Unless we state otherwise below or in any prospectus supplement, neither the QC indenture nor the debt securities to be offered thereby (1) limit the amount of secured or unsecured indebtedness that we or any of our subsidiaries may issue or incur, (2) restrict our ability to pay dividends or sell or transfer our assets or (3) contain provisions that would afford debt holders protection in the event of a change in control, highly leveraged transaction, recapitalization or similar transaction involving QC, any of which could adversely affect holders of our debt securities.

If we sell any series of debt securities under the QC indenture, each related prospectus supplement will describe the terms of the series, including some or all of the following:

•	the title and ranking of the series

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part

•	our net proceeds from the sale thereof

•	the price or prices at which the series will be issued

•	the date or dates of maturity

•	the rate or rates per annum, if any, at which the series will bear interest or the method of determining the rate or rates

•	the date or dates from which interest will accrue and the date or dates at which interest will be payable

•	the terms of any transfer or exchange rights

•	the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or similar provisions

•	any special United States federal income tax considerations applicable to the series

•	any special provisions relating to the defeasance of the series

•	any special considerations, additional covenants or other specific provisions applicable to the series.

The debt securities may bear interest at a fixed or floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

The listing above is not intended to be an exclusive list of the terms that may be applicable to any debt securities sold under the QC indenture, and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the QC indenture.

The QC indenture is, and the debt securities will be, governed by New York law. The QC indenture is subject to and governed by the Trust Indenture Act of 1939.

Denominations, Registration and Transfer

The debt securities will be issued in registered or unregistered form and, unless we state otherwise in any prospectus supplement, in denominations of $1,000 or any multiples thereof (Section 2.02). The debt securities may be issued partly or wholly in the form of one or more global registered securities, as described below under “Form of Securities.”

The trustee will act initially as the registrar of debt securities issued under the QC indenture (Section 2.04). No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 2.08(c)). The trustee may appoint an authenticating agent for any series to act on the trustee’s behalf in connection with authenticating debt securities of that series issued upon the exchange, transfer or partial redemption thereof (Section 2.03(f) and 2.08(c)).

We will not be required to issue, register the transfer of or exchange the debt securities of any series during a period beginning 15 days before any selection of debt securities of that series to be redeemed or to register the transfer of or exchange any debt securities of any series, or portions thereof, called for redemption (Section 2.08(d)).

Payment and Paying Agents

Unless we state otherwise in the applicable prospectus supplement, payment of principal of (and premium, if any) and interest on debt securities of any series will be made in U.S. dollars at the principal office of our Paying Agent (Section 2.05).

Unless we state otherwise in the applicable prospectus supplement, the trustee will act as our sole Paying Agent and 950 17th Street, Suite 300, Denver, Colorado 80202 will be designated as the agent’s office for purposes of payments with respect to any series of debt securities. Any other Paying Agents initially designated by us with respect to any series will be named in the related prospectus supplement. We may at any time designate additional Paying Agents (Section 2.04).

Conversion, Exchange or Transfer Rights

The debt securities may be convertible into or exchangeable for other securities of QC or any other issuer on terms and conditions to be stated in the applicable prospectus supplement. The QC indenture also permits:

•	Registered Securities to be transferred for an equal principal amount of Unregistered Securities of the same series and date of maturity in any authorized denominations

•

Unregistered Securities to be transferred for an equal principal amount of Registered or Unregistered Securities containing identical terms and provisions of the same series and date of maturity in any authorized denominations (Section 2.08).

Redemption and Sinking Fund Provisions

A series may be redeemed at any time, in whole or in part, upon, unless we state otherwise in the applicable prospectus supplement, not less than 30 days’ and not more than 90 days’ notice prior to the date of redemption at the redemption prices and subject to the terms and conditions that may be set forth in a board resolution or supplemental indenture and in the prospectus supplement relating to such series (Sections 3.01 and 3.03). If less than all of the debt securities of the series are to be redeemed, the trustee shall select the debt securities of such series, or portions thereof, to be redeemed by such method as the trustee shall deem appropriate and fair (Section 3.02).

Not less than 60 days prior to any sinking fund payment date for a series of debt securities, we will deliver to the trustee an officers’ certificate specifying the amount of the next mandatory sinking fund payment pursuant to the terms of such series of debt securities (Section 10.03).

Replacement of Securities

We will replace any debt security that becomes mutilated, destroyed, lost or stolen at the expense of the holder. The holder should deliver the debt security or satisfactory evidence of the destruction, loss or theft thereof to us and the trustee. An indemnity satisfactory to us and such trustee may be required before a replacement security will be issued (Section 2.09).

Events of Default

Unless we state otherwise in the prospectus supplement, the terms and conditions set forth under this heading will govern defaults under the QC indenture. The QC indenture provides that an Event of Default means that one or more of the following events has occurred and is continuing with respect to debt securities of a particular series:

•	failure for 90 days to pay interest on the debt securities of that series when due

•	failure to pay principal on the debt securities of that series when due and payable upon maturity, upon redemption or otherwise

•

failure to comply with any of our other agreements with respect to the debt securities or in the QC indenture, which failure continues for 90 days after we receive notice from the trustee or the holders of at least 25% of the aggregate principal amount of such series of debt securities then outstanding

•	occurrence of certain events relating to bankruptcy or insolvency with respect to QC (Section 6.01).

No Event of Default with respect to the debt securities of a particular series necessarily constitutes an Event of Default with respect to the debt securities of any other series issued under the indenture.

If an Event of Default shall occur and be continuing with respect to any series and if it is known to the trustee, the trustee is required to mail to each holder of that series a notice of the Event of Default within 90 days of such default. The trustee may withhold from holders notice of any continuing default (except a default in the payment of monies owed) if it determines that withholding notice is in their interests (Section 7.05).

If an Event of Default with respect to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of that series of debt securities then outstanding may declare the principal of that series of debt securities to be due and payable immediately. The holders of a majority in principal amount of a series of debt securities may rescind such declaration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely as a result of such acceleration (Section 6.02).

Holders of debt securities may not enforce the QC indenture, except as provided therein. Subject to the provisions of the applicable indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing the trustee will be under no obligation to exercise any of the rights or powers under the QC indenture at the request or direction of any holders of the affected series, unless, among other things, the holders shall have offered the trustee indemnity reasonably satisfactory to it. Subject to certain limitations, the holders of a majority in aggregate principal amount of a series of debt securities then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee. The holders of a majority in aggregate principal amount of the then outstanding debt securities of any series affected by a default may, in certain cases, waive such default except a default in payment of principal of, or any premium, if any, or interest on, the debt securities of that series or a call for redemption of the debt securities of that series (Sections 6.04, 6.05 and 6.06).

Discharge and Defeasance

Unless the prospectus supplement states otherwise, we may terminate all of our obligations with respect to any series of debt securities and the QC indenture or any installment of principal (and premium, if any) or interest on any series of debt securities if we irrevocably deposit in trust with the trustee money or U.S. government obligations sufficient to pay, when due, principal and interest on that series of debt securities to maturity or redemption or such installment of principal or interest, as the case may be, and if all other conditions set forth in the QC indenture are met (Section 8.01).

Merger and Consolidation

Under the QC indenture, we may consolidate or merge with or transfer or lease our property and assets substantially as an entirety to another entity, provided that:

•	the successor entity is a corporation and assumes by supplemental indenture all of our obligations under each series of debt securities issued under the QC indenture, and

•	after giving effect to the transaction, no default or Event of Default has occurred and is continuing (Section 5.01).

Modification of Indenture

With the written consent of the holders of a majority in principal amount of the debt securities of each series issued under the QC indenture then outstanding (with each series voting as a class), we and the trustee may amend or supplement the QC indenture or modify the rights of the holders of debt securities; provided that any such amendment that affects the terms of a series of debt securities as distinct from the other series of debt securities issued under the QC indenture will require only the consent of at least a majority in aggregate principal amount of that series of debt securities then outstanding. Such majority holders may also waive compliance by us of any provision of the QC indenture or any supplemental indenture, except a default in the payment of principal or interest. However, without the consent of the holder of each debt security affected, an amendment or waiver may not:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver

•	change the rate or the time for payment of interest

•	change the principal or the fixed maturity

•	waive a default in the payment of principal or interest

•	make any series of debt securities payable in a different currency, or

•

make any change in the provisions of the QC indenture concerning (a) waiver of existing defaults, (b) rights of holders of debt securities to receive payment or (c) amendments and waivers without the consent of the holder of each debt security affected (Section 9.02).

We and the trustee may amend or supplement the QC indenture without the consent of any holder of any of series of debt securities to:

•	cure any ambiguity, defect or inconsistency in the QC indenture or any debt securities issued thereunder

•

provide for the assumption of all of our obligations under the QC indenture or any debt securities issued thereunder by any corporation in connection with a merger, consolidation or transfer or lease of our property and assets substantially as an entirety

•	provide for uncertificated debt securities in addition to or instead of certificated debt securities

•

add to the covenants made by us for the benefit of the holders of any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are included solely for the benefit of such series) or to surrender any right or power conferred upon us

•

add to, delete from, or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of the debt securities, as set forth in the QC indenture

•	secure any debt securities pursuant to the covenant described under “—Limitation on Liens”

•

provide for the issuance of and establish the form and terms and conditions of a series of debt securities or to establish the form of any certifications required to be furnished pursuant to the terms of the QC indenture or any series of debt securities or to add to the rights of the holders of any series of debt securities, or

•	make any change that does not adversely affect the rights of any holder of debt securities in any material respect (Section 9.01).

Limitation on Liens

The QC indenture contains a covenant that if we mortgage, pledge or otherwise subject to any Lien (other than Permitted Liens) all or some of our property or assets, we will secure any series of debt securities under the QC indenture and any of our other obligations which may then be outstanding and entitled to the benefit of a covenant similar in effect to such covenant contained in the QC indenture, equally and proportionally with the indebtedness or obligations secured by such Lien, for as long as any such indebtedness or obligation is so secured. “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset (Section 4.03)

“Permitted Liens,” as defined in the First Supplemental Indenture dated August 19, 2004 between QC and the trustee, means any of the following Liens permitted under the QC indenture:

•	Liens existing on the date of the initial issuance of debt securities

•	Liens on any asset existing at the time such asset is acquired, if not created in contemplation of such acquisition

•

Liens on any asset (a) created within 180 days after such asset is acquired, or (b) securing the cost of acquisition, construction or improvement of such asset; provided, in either case, that such Lien extends to no property or asset other than the asset so acquired, constructed or improved and property incidental thereto

•

(a) Liens incidental to the conduct of our business or the ownership of our properties or otherwise incurred in the ordinary course of business which (i) do not secure debt, and (ii) do not in the aggregate materially detract from the value of our assets taken as a whole or materially impair the use thereof in the operation of our business, and (b) Liens not described in clause (a) on cash, cash equivalents or securities that secure any obligation with respect to letters of credit or surety bonds or similar arrangements, which obligation in each case does not exceed $100 million

•

any Lien to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify us to conduct all or some part of our business or in order to entitle us to maintain self-insurance or to obtain the benefits of any law relating to workmen’s compensation, unemployment insurance, old age pensions or other social security, or with any court, board, commission or governmental agency as security incident to the proper conduct of any proceeding before it

•

any Liens for taxes, assessments, governmental charges, levies or claims and similar charges either (a) not delinquent or (b) being contested in good faith by appropriate proceedings and as to which a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made

•

Liens securing the performance of bids, tenders, leases, contracts, sureties, stays, appeals, indemnities, performance or similar bonds or public or statutory obligations of like nature, incurred in the ordinary course of business

•

materialmen’s, mechanics, repairmen’s, employees, operators’ or other similar Liens or charges arising in the ordinary course of business incidental to the acquisition, construction, maintenance or operation of any of our assets which have not at the time been filed pursuant to law and any such Liens and charges incidental to the acquisition, construction, maintenance or operation of any of our assets, which, although filed, relate to obligations not yet due or the payment of which is being withheld as provided by law, or to obligations the validity of which is being contested in good faith by appropriate proceedings

•

zoning restrictions, servitudes, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created assumed or permitted to exist and arising by, through or under or asserted by a landlord or owner of the leased property, with or without consent of the lessee) and other similar charges or encumbrances, which will not individually or in the aggregate interfere materially and adversely with our business and subsidiaries taken as a whole

•

Liens created by or resulting from any litigation or proceeding which is currently being contested in good faith by appropriate proceedings and as to which levy and execution have been stayed and continue to be stayed or for which we are maintaining adequate reserves or other provision in conformity with generally accepted accounting principles

•	any interest or title of vendor or lessor in the property subject to any lease, conditional sale agreement or other title retention agreement

•	Liens in connection with the securitization or factoring of our or any of our subsidiaries’ receivables in a transaction intended to be a “true sale”

•

any Lien securing a refinancing, replacement, extension, renewal or refunding of any debt secured by a Lien permitted by any of the foregoing clauses of this definition of “Permitted Liens” to the extent secured in all material respects by the same asset or assets.

Notwithstanding the foregoing, “Permitted Liens” shall not include any Lien to secure Debt that is required to be granted on an equal and ratable basis under the “negative pledge”, or equivalent, provisions of a Debt instrument (including outstanding debt securities) as a result of the creation of a Lien that itself would constitute a “Permitted Lien.”

“Debt” of any person means, at any date, without duplication:

•	all obligations of such person for borrowed money

•	all obligations of such person evidenced by bonds, debentures, notes or other similar instruments

•	all obligations of such person as lessee which are capitalized in accordance with generally accepted accounting principles

•	all Debt secured by a Lien on any asset of such person, whether or not such Debt is otherwise an obligation of such person

•	all Debt of others guaranteed by such person.

The restrictions in the QC indenture described above would not protect the debt holders in the event of a highly leveraged transaction in which unsecured indebtedness was incurred or in which the Liens arising in connection therewith were freely permitted under the QC indenture, nor would it afford protection in the event of one or more highly leveraged transactions in which secured indebtedness was incurred by our subsidiaries.

Concerning the Trustee

The trustee, prior to the occurrence of an Event of Default, undertakes to perform only such duties as are specifically set forth in the QC indenture and, after the occurrence of an Event of Default, shall exercise the same degree of care as a prudent person would exercise in the conduct of such person’s own affairs (Section 7.01). Subject to such provision, the trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability or expense (Section 7.01). We will pay the trustee reasonable compensation and reimburse it for reasonable expenses incurred in accordance with the QC indenture (Section 7.07).

A trustee may resign with respect to one or more series and a successor trustee may be appointed to act with respect to such series (Section 7.08).

U.S. Bank National Association and certain of its affiliates serve as trustee, authenticating agent, or paying agent with respect to certain other of the debt securities of QC and its affiliates. In addition, QC and certain of its affiliates maintain banking and other business relationships in the ordinary course of business with U.S. Bank National Association.

DESCRIPTION OF DEPOSITARY SHARES OF CENTURYLINK

CenturyLink may elect to offer fractional shares of its preferred stock rather than full shares of its preferred stock. If so, CenturyLink will issue to the public receipts for depositary shares, each of which will represent an ownership interest in a fraction of a share of a particular series of its preferred stock, and the shares of CenturyLink’s preferred stock underlying the depositary shares will be deposited under a deposit agreement between CenturyLink and a bank or trust company selected to act as the depositary.

The following general description of the material terms of depositary shares, and all related deposit agreements and depositary receipts, is only a summary and is not intended to be complete. You should refer to the forms of the deposit agreement and depositary receipts that we will file with the SEC in connection with any offering of specific depositary shares. The specific terms of any series of depositary shares will be described in a prospectus supplement, and may vary from the general description provided below.

General

The depositary selected by us will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion, exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the relevant deposit agreement to those persons purchasing the fractional shares of our preferred stock. Pending the preparation of definitive depositary receipts, the depositary may, upon our order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, adopt an equitable and practicable method for making that distribution, including any sale of the property and distribution of the net sales proceeds to the applicable holders.

Each deposit agreement may also contain provisions relating to the manner in which any subscription or similar rights we offer to preferred shareholders of the relevant series will be made available to holders of depositary shares.

Withdrawal of Underlying Preferred Stock

Unless we state otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all cash payments or other rights accrued under or represented by the related depositary shares (but such holders will not afterward be entitled to receive depositary shares in exchange for their whole shares). We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

Redemption of Depositary Shares

If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected in the manner to be described in the deposit agreement.

Voting

Upon receipt of notice of any meeting at which the holders of the underlying preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder’s depositary shares. The depositary will then attempt, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions. Unless otherwise provided in a prospectus supplement, the depositary will not vote the underlying shares to the extent it does not receive specific instructions with respect to the depositary shares representing the preferred stock.

Conversion or Exchange of Preferred Stock

If the deposited preferred stock is convertible into or exchangeable for other securities, the depositary shares, as such, will not be convertible into or exchangeable for such other securities. Rather, any holder of the depositary shares may surrender the related depositary receipts, together with any amounts payable by the holder in connection with the conversion or the exchange, to the depositary with written instructions to cause conversion or exchange of the preferred stock represented by the depositary shares into or for such other securities. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not converted or exchanged.

Taxation

Any holder of depositary shares will be treated for U.S. federal income tax purposes as if they were an owner of the series of preferred stock represented by the depositary shares. Therefore, holders will be required to take into account for U.S. federal income tax purposes income and deductions as if they were a holder of the underlying series of preferred stock. In addition,

•	no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the deposit agreement

•

if any holder exchanges his depositary shares for other securities, the holder’s tax basis in the new securities will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged for such new securities

•

if any holder holds depositary shares as a capital asset at the time of the exchange, the holding period for the new securities will include the period during which the holder owned the depositary shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely changes the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us upon not less than 60 days’ notice, whereupon the depositary shall deliver or make available to each holder of depositary shares, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred stock represented by such receipts. The deposit agreement will automatically terminate if, among other circumstances, all outstanding depositary shares have been redeemed or converted into or exchanged for any other securities into or for which the underlying preferred stock is convertible or exchangeable.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with its duties under the deposit agreement. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Reports

The depositary will be obligated to forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying preferred stock.

Limitation on Liability

Neither the depositary nor we will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

In the event the depositary receives conflicting claims, requests or instructions from any holders of depositary shares, on the one hand, and us, on the other, the depositary will be permitted to act on our claims, requests or instructions.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Registered Owners

We, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment for that depositary share is overdue and despite any notice to the contrary, for any purpose.

DESCRIPTION OF WARRANTS OF CENTURYLINK

CenturyLink may issue warrants for the purchase of debt securities, preferred stock, depositary shares, common stock, or any combination thereof. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between CenturyLink and a bank or trust company, as warrant agent. The warrant agent will act solely as CenturyLink’s agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

This summary of certain provisions of the warrants is not complete. For the complete terms of the warrants and the warrant agreement, you should refer to the provisions of the warrant agreement that we will file with the SEC in connection with the offering of such warrants.

The prospectus supplement relating to any particular issue of warrants will describe the terms of the warrants, including the following:

•	the title and aggregate number of warrants

•	the offering price for the warrants, if any

•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised

•	the designation and terms of the securities that may be purchased upon exercise of the warrants

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security

•	if applicable, the date on and after which the warrants and the related other securities issued therewith will be separately transferable

•

the number or amount of securities that may be purchased upon exercise of a warrant and the price at which the securities may be purchased upon exercise, which may be payable in cash, securities or other property

•	the dates on which the right to exercise the warrants begins and expires

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time

•	whether the warrants and the securities that may be issued thereunder will be issued in registered or bearer form

•	information with respect to book-entry procedures, if any

•	a discussion of any material United States federal income tax considerations

•	the anti-dilution provisions of the warrants, if any

•	any applicable redemption or call provisions applicable to the warrants

•	the name of the warrant agent

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Before their exercise, warrants will not entitle their holders to any rights of the holders of the securities purchasable thereunder.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect charges that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants. However, unless the applicable prospectus supplement otherwise provides, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement. The prospectus supplement applicable to a particular series of warrants may provide that certain key provisions of the warrants may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF UNITS OF CENTURYLINK

As specified in the applicable prospectus supplement, CenturyLink may issue units consisting of one or more debt securities or other securities, including common stock, preferred stock, depositary shares, warrants or any combination thereof. The applicable prospectus supplement will describe:

•	the title and aggregate number of units

•	the offering price of the units, if any

•	the terms of the units and of the other securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately

•	a description of the terms of any unit agreement governing the units

•	a description of the provisions for the payment, settlement, transfer or exchange or the units

•	information with respect to book-entry procedures, if any

•	a discussion of any material United States federal income tax considerations

•	any other material terms of the units.

The terms and conditions described under “Description of Capital Stock of CenturyLink,” “Description of Debt Securities of CenturyLink,” “Description of Debt Securities of QC,” “Description of Depositary Shares of CenturyLink,” and “Description of Warrants of CenturyLink” will apply to any debt security, preferred stock, common stock, depositary share or warrant included in each unit, respectively, unless otherwise specified in the applicable prospectus supplement.

FORM OF SECURITIES

Global Securities and Book-Entry System

Unless the applicable prospectus supplement otherwise provides, any debt securities, preferred stock, depositary shares, warrants or units we issue will be in book-entry form, will be represented by one or more permanent global certificates in fully registered form and will be deposited with a nominee, as custodian for The Depositary Trust Company, which we refer to as DTC, and registered in the name of Cede & Co. or another nominee designated by DTC. Holders of debt securities, preferred stock, depositary shares, warrants or units may elect to hold interests in a global security through DTC, Clearstream Banking, societe anonyme (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on DTC’s books.

Individual certificates in respect of any debt securities, preferred stock, depositary shares, warrants or units will not be issued to holders of beneficial interests therein, except in limited circumstances. If (1) we elect to terminate using the book-entry system, (2) an event of default has occurred and is continuing with respect to such securities, or (3) DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the registered global securities or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after receiving that notice from DTC or upon becoming aware that DTC is no longer so registered, then we will issue or cause to be issued individual certificates in registered form upon transfer of, or in exchange for, book-entry interests in the securities represented by registered global securities upon delivery of those registered global securities for cancellation.

Clearing Systems

DTC

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of The New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others like securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream provides to its customers among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the

Commission de Surveillance du Secteur Financier. Its customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Its customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with the customer.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. Euroclear Clearance establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the initial purchasers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear. These terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Euroclear further advises that investors that acquire, hold and transfer interests in securities by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Global Clearance and Settlement Procedures

Purchases of global securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the global securities on DTC’s records. The beneficial interest of each actual purchaser of each global security (a “Beneficial Owner”) will in turn be recorded on the records of the respective Direct Participant and any Indirect Participant, and Clearstream and Euroclear will credit on its book-entry registration and transfer system the amount of securities sold to certain non-U.S. persons to the account of institutions that have accounts with Euroclear, Clearstream or their respective nominee participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction.

Title to book-entry interests in our debt securities, preferred stock, depositary shares, warrants or units (our “Underlying Securities”) will pass by book-entry registration of the transfer within the records of Clearstream, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in our Underlying Securities may be transferred within Clearstream, within Euroclear and between Clearstream and Euroclear in accordance with procedures established for these purposes by Clearstream and Euroclear. Book-entry interests in our Underlying Securities may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in our Underlying Securities among Clearstream and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Euroclear and DTC.

Unless the applicable prospectus supplement otherwise provides, we will make payments of any monies owed in respect of our Underlying Securities to DTC or its nominee, as the registered owner and holder of the global securities. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the nominee on the payment date, in accordance with their respective holdings shown on DTC’s records. Payments by Direct Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of each such Direct or Indirect Participant and not that of DTC, the nominee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC or its nominee of monies owed in respect of our Underlying Securities will be our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

To the extent we are required to provide notices to the registered holders of any securities sold pursuant to this prospectus in the form of global securities, we may discharge our obligations by providing notice solely to DTC, in its capacity as the sole record holder of such securities. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (or any other nominee of DTC) will consent or vote with respect to the global securities unless authorized by Direct Participants in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the global securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global security to those persons may be limited. In addition, because DTC can act only on behalf of Direct Participants, which, in turn, act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a global security to pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing that interest.

Initial settlement for our Underlying Securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Clearstream customers or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; provided, however, that such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depository to take action to effect final settlement on its behalf by delivering interests in our Underlying Securities to, or receiving interests in such securities from, DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of interests in our Underlying Securities received by Clearstream or Euroclear as a result of a transaction with a DTC participant are expected to be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in our Underlying Securities settled during such processing are expected to be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received by Clearstream or Euroclear as a result of sales of interests in our Underlying Securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but are expected to be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have each agreed to the foregoing procedures in order to facilitate transfers of interests in global securities among their participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

The information in this section has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy thereof.

PLAN OF DISTRIBUTION

We may sell securities directly to one or more purchasers or to or through underwriters, dealers or agents or through a combination of any such methods of sale. The applicable prospectus supplement will set forth the specific terms of the offering, including the name or names of any underwriters, the purchase price and proceeds from such sale, any underwriting discounts and other items constituting underwriters’ compensation, the initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers, any securities exchanges on which the securities may be listed, and any other material terms of the distribution of securities. The specific terms of the offering may vary from the general description provided below.

We may distribute securities from time to time in one or more transactions at fixed or variable prices, at prices equal or related to prevailing market prices or at negotiated prices. We also may directly offer and sell securities in exchange for, among other things, outstanding debt or equity securities issued by us or our affiliates.

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities periodically in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time. We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover any over-allotments in connection with the distribution.

If a dealer is used in an offering of securities, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of sale.

We may offer our equity securities into an existing trading market through agents designated by us from time to time on the terms described in the applicable prospectus supplement. Underwriters, dealers and agents who may participate in any at-the-market offerings will be described in the prospectus supplement relating thereto. Any agent involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

In connection with the sale of any securities, underwriters or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of such securities for whom they may act as agents. Underwriters may sell any securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent, or both.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters of the securities within the meaning of the Securities Act of 1933. Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Under certain circumstances, we may repurchase offered securities and reoffer them to the public as set forth above. We may also arrange for the repurchase and resale of such offered securities by dealers.

If so indicated in the prospectus supplement, we may authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. There may be limitations on the minimum amount that may be purchased by an institution or on the portion of the aggregate amount of the particular securities that may be sold pursuant to these arrangements. The obligations of any purchaser under a delayed delivery contract will generally not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

In order to facilitate any offering of securities hereunder, any underwriters, dealers or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or any other securities the prices of which may be used to determine payments on or otherwise fix rights accruing under such securities. Specifically, the underwriters, dealers or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of any such securities, the underwriters, dealers or agents, as the case may be, may bid for and purchase any such securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously-distributed securities in transactions to cover syndicate short positions, in a stabilization transaction or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters, dealers or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

Except for CenturyLink’s common stock, none of the securities when first issued will have an established trading market. Any underwriters, dealers or agents to or through whom the securities are sold for public offering may make a market in the securities. However, generally they will not be obligated to make a market and may discontinue any market making at any time without notice. If the securities are traded after their initial issuance, they may trade at a discount from their initial public offering price, depending on general market conditions, the market for similar securities, our performance and other factors. Other than with respect to CenturyLink’s common stock, which is currently traded on the NYSE, there can be no assurance that an active public market for the securities will develop or be maintained.

LEGAL MATTERS

The validity of the securities offered under this prospectus by CenturyLink will be passed upon by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana. The validity of the securities offered under this prospectus by QC will be passed upon by an associate general counsel of QC. If legal matters in connection with offerings made under this prospectus are passed on by other counsel for us or by counsel for the underwriters of an offering of the securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

CenturyLink

The consolidated financial statements of CenturyLink as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated into this document by reference to CenturyLink’s Annual Report on Form 10-K for the year ended December 31, 2011 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

QC

The consolidated financial statements of QC as of December 31, 2011 (Successor date) and 2010 (Predecessor date) and for the period from April 1, 2011 to December 31, 2011 (Successor period), the period from January 1, 2011 to March 31, 2011 and for each of the years in the two-year period ended December 31, 2010 (Predecessor periods) have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2011 consolidated financial statements contains an explanatory paragraph that states that due to the acquisition of all of the outstanding stock of QC’s indirect parent, Qwest Communications International Inc., by CenturyLink effective April 1, 2011, the consolidated financial information of QC after the acquisition is stated on a different cost basis than for the periods before the acquisition and, therefore, is not comparable.

Qwest Communications International Inc.

The consolidated financial statements of Qwest Communications International Inc. as of December 31, 2011 (Successor date) and 2010 (Predecessor date) and for the period from April 1, 2011 to December 31, 2011 (Successor period), the period from January 1, 2011 to March 31, 2011 and for each of the years in the two-year period ended December 31, 2010 (Predecessor periods) have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2011 consolidated financial statements contains an explanatory paragraph that states that due to the acquisition of all of the outstanding stock Qwest Communications International Inc. by CenturyLink effective April 1, 2011, the consolidated financial information of Qwest Communications International Inc. after the acquisition is stated on a different cost basis than for the periods before the acquisition and, therefore, is not comparable.

$

Qwest Corporation

                    % Notes due 20

PROSPECTUS SUPPLEMENT

March     , 2012

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	UBS Investment Bank	Wells Fargo Securities

Lead Manager

RBC Capital Markets

Co-Managers

Raymond James	US Bancorp